EXHIBIT 10.2
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
AMONG
ASSURED GUARANTY CORP.,
CULTIVATE MERGER SUB, INC.
AND
CIFG HOLDING INC.
Dated as of April 12, 2016

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

		Page
ARTICLE VIII GENERAL PROVISIONS		52
Section 8.01	Non-Survival of Representations, Warranties and Agreements	52
Section 8.02	Amendment	52
Section 8.03	Waiver	52
Section 8.04	Notices	53
Section 8.05	Severability	54
Section 8.06	Entire Agreement; Third-Party Beneficiaries	54
Section 8.07	Assignment	54
Section 8.08	Specific Performance	54
Section 8.09	Governing Law	54
Section 8.10	Waiver of Jury Trial	55
Section 8.11	Legal Representation	55
Section 8.12	Releases	56
Section 8.13	Parent and Merger Sub Acknowledgement	57
Section 8.14	General Interpretation	58
Section 8.15	Counterparts	58

EXHIBITS
Exhibit A	Amendment to the Company Charter
Exhibit B	Surviving Corporation Certificate of Incorporation
Exhibit C	Surviving Corporation Bylaws

SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of April 12, 2016 (this “Agreement”), among Assured Guaranty Corp., a Maryland domiciled insurance company (“Parent”), Cultivate Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and CIFG Holding Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H :
WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have, by unanimous consent of their respective directors, (a) approved, adopted and declared advisable this Agreement pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned Subsidiary of Parent (the “Merger”), in accordance with the DGCL (defined below) and (b) approved the execution, delivery and performance by the Company, Merger Sub and Parent of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;
WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have, by unanimous consent of their respective directors, determined that the Merger is in furtherance of and consistent with their respective business strategies and is fair to, and in the best interest of, their respective stockholders and, as such, the Board of Directors of the Company has, by unanimous consent of its directors, resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby by the Securityholders;
WHEREAS, the Company owns and at the Effective Time will own, directly or indirectly, all of the issued and outstanding capital stock and membership interests, as applicable, of (i) CIFG Assurance North America, Inc., a New York domiciled insurance company (“CIFG NA”), (ii) CIFG Europe, S.A. a French société anonyme (“CIFG Europe” and, together with CIFG NA, the “Insurance Subsidiaries”) and (iii) CIFG Services, LLC, a Delaware limited liability company (“CIFG Services” and, together with CIFG NA and CIFG Europe, the “Transferred Subsidiaries”); and
WHEREAS, following the consummation of the Merger and subject to the receipt of applicable approvals from relevant Governmental Authorities (as defined below), Parent intends to cause, in order (x) the Surviving Corporation to be converted to a Delaware limited liability company (the “Surviving LLC”), (y) the Surviving LLC to dividend all of the capital stock of CIFG NA to Parent and (z) CIFG NA to merge with and into Parent, with Parent surviving such merger (such conversion, dividend and merger, the “Post-Closing Reorganization”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, Parent, Merger Sub and the Company agree as set forth below.

ARTICLE I
DEFINITIONS
Section 1.01    Definitions. For purposes of this Agreement:
“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (it being understood that as of the date hereof none of the Securityholder Group is or shall be deemed an Affiliate of the Company for purposes hereof).
“Amendment” means that certain proposed amendment to the Company Charter amending Section 4.3 thereof, in the form attached hereto as Exhibit A.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York or Baltimore, Maryland are authorized or obligated by Law or executive order to close.
“Business Employees” means each employee of the Company and the Transferred Subsidiaries, including any employee who is considered to be a co-employee of both the Company (or a Transferred Subsidiary) and Paychex based on certain professional employer organization services provided to the Company by Paychex.
“Bylaws” means the bylaws of the Company, as amended.
“Certificate” means a certificate representing shares of Company Shares issued and outstanding immediately prior to the Effective Time.
“Class O Common Stock” means the “Class O Common Stock”, par value $0.10 per share, as defined in the Company Charter.
“Class N Common Stock” means the “Class N Common Stock”, par value $0.10 per share, as defined in the Company Charter.
“Closing Date” means the date of the Closing.
“Company Charter” means the Certificate of Incorporation of the Company, as amended and corrected, filed on December 18, 2009.
“Company Common Shares” means shares of Company Common Stock.
“Company Common Stock” means the Class O Common Stock and the Class N Common Stock, collectively.
“Company Owned Intellectual Property” means Intellectual Property owned by or registered in the name of the Company or any of the Transferred Subsidiaries.
“Company Records” means all data and records that pertain to the business of the Company and the Transferred Subsidiaries, or their respective current or former employees, that are in possession of the Company and the Transferred Subsidiaries, including the following: (a) all master data, historical data and other data stored on the Company’s or the Transferred Subsidiaries’ accounting, employee, HR, underwriting, surveillance, workout, e-mail or other systems; (b) all historical e-mail (for both active system mail folders and archived messages) for current and former employees of the Company or any of the Transferred Subsidiaries, whether stored at onsite or offsite facilities (which e-mail, to the extent not destroyed in accordance with the Company’s document retention policy, will cover and include e-mail backups); (c) all investment-related data; (d) all underwriting and surveillance reviews and supporting documentation and materials, all legal documents, all documentation relating to workouts, forbearance, compliance and covenant certificates, correspondence, evidence of transaction waivers, consents and amendments, and evidence of pending discussions on any of the foregoing; (e) all reserve models, memorandums and methodologies; (f) all Tax Returns, related schedules and workpapers, and all other material records and other documents as required under Section 6001 of the Code and the Treasury Regulations promulgated thereunder and (g) all relevant documentation and contact information with respect to any litigation or disputes.
“Company Releasee” means (a) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise) (other than CIFG NA) at any time prior to the Effective Time, excluding the Parent, Merger Sub or any of their respective Affiliates and (b) any current or former director, officer or employee of any Person described in clause (a) of this definition (including, without limitation, any current or former member of the Nominating Committee), in each case in their capacity as such.
“Company Shares” means shares of the Company’s capital stock, including the Company Common Stock and Dissenting Company Shares.
“Consideration” means the remainder of (i) the sum of (A) $450,000,000 plus (B) 50% of the amount, if any, by which the aggregate Transaction Related Expenses are less than $7 million minus (ii) the sum of (A) Excess Transaction Related Expenses plus (B) Excess Employee Transaction Related Payments.
“Contract” means any legally binding contract, lease, sublease, license, sublicense, commitment, understanding, franchise, warranty, guaranty, mortgage, policy, purchase order, indenture, note, bond, option, warrant or other legally binding agreement, in each case, whether written or oral.
“control” (including the terms “controlled by” and “under common control with” and other correlative terms thereof) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“DGCL” means the General Corporation Law of the State of Delaware.

“Domiciliary Regulator” means with respect to the Insurance Subsidiaries, the Governmental Authority or Authorities charged with the supervision of an insurance company in the jurisdiction of domicile, including commercial domicile, of such insurance company.
“Equity Interests” means, with respect to any Person, any class or series of class of common stock, preferred stock, membership interest and any other equity securities or capital stock of such Person, including any options or warrants or other derivatives thereof, however described and whether voting or non-voting.
“ERISA Affiliate” means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.
“Excess Employee Transaction Related Payments” means the amount, if any, in excess of $16 million of all amounts of bonus (including any transaction bonus related to the Merger), long-term incentive plan, severance (including under any employment agreement or under the CIFG Services, LLC Severance Plan), paid time off or COBRA paid or payable by the Company or any Transferred Subsidiary to any Business Employee arising out of, related to or as a result of the Merger.
“Excess Transaction Related Expenses” means the amount, if any, in excess of $7 million of all Transaction Related Expenses.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality or district; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, officer, official, organization, unit, body or entity and any court or other tribunal); or (d) Domiciliary Regulator.

“Governmental Order” means any order, writ, judgment, injunction, declaration, decree, stipulation, determination, award, agreement or permitted practice issued by or entered into with any Governmental Authority.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means with respect to any Person (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and any indebtedness secured by a purchase money security interest with respect to an asset that is not material to the Company or any of the Transferred Subsidiaries); (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with SAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; and (d) letters of credit, surety bonds, performance bonds, or similar obligations to the extent drawn upon; provided, that “Indebtedness” shall not include any obligations arising pursuant to any Insurance Contracts.
“Insurance Contract” means (a) any financial guaranty insurance policy (including with respect to, or to guaranty, any credit-default swap, interest rate swap or other derivative obligation) or any surety policy, in each case, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by the Company or any of its Insurance Subsidiaries and (b) any assumed reinsurance agreement, treaty or other similar arrangement.
“Intellectual Property” means: (a) registered trademarks and applications for trademark registration; (b) registered copyrights and applications for copyright registration; (c) Internet domain names; (d) patents and applications for patents; (e) trade secrets; and (f) all administrative and legal rights arising therefrom and relating thereto.
“Knowledge of the Company” means the actual knowledge of the individuals set forth in Section 1.01(a) (Knowledge Persons) of the Company Disclosure Schedule.
“Lien” means any liens (statutory or otherwise), mortgages, encumbrances, easements, rights of way, servitudes, option, priority, right of first offer or refusal, pledges, security interests or other charges of any kind on or with respect to any property (real or personal) or property interest.
“Material Adverse Effect” means any event, condition, circumstance, development, change or effect that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Transferred Subsidiaries, taken as a whole; provided that none of the following will be deemed to constitute a Material Adverse Effect: (a) events, conditions, circumstances, developments, changes and effects generally affecting economic or regulatory conditions in the United States or Europe, (b) any occurrence or condition generally affecting participants in the financial guaranty insurance industry in the United States or Europe, (c) national or international political or social conditions, hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, any natural catastrophe events or any escalation or worsening thereof, (d) any change or effect on financial, banking or securities markets (including any disruption to such markets, any decline in the price of any publicly traded security or any market index), (e) any change or proposed change in SAP or Law, or the interpretation or enforcement thereof, (f) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action contemplated by, this Agreement, (g) the public announcement or consummation of this Agreement or the transactions contemplated hereby (h) the identity of Parent or Merger Sub or a material adverse effect on Parent or any of its Affiliates providing reinsurance coverage to the Company or any of the Transferred Subsidiaries that causes any of the Transferred Subsidiaries to fail to be able to take credit on its financial statements for reinsurance provided by Parent or any of its Affiliates or (i) any failure to meet a forecast of revenue, earnings, cash flow or other data for any period or any change to such forecast (but not the facts or circumstances underlying or giving rise to any such failure or change), except with respect to the foregoing clauses (a) through (e), to the extent that the effects or such matter are disproportionally adverse to the business, assets, financial condition or results of operations of the Company and the Transferred Subsidiaries, taken as a whole, as compared to other companies operating in the industries and markets in which the Company and the Transferred Subsidiaries operate.

“Nominating Committee” means the nominating committee established to nominate directors in accordance with the Shareholder Agreement.
“NYDFS” means the New York Department of Financial Services. References thereto shall be deemed to include, in respect of periods prior to the date of such department’s formation, the New York State Department of Insurance.
“Paychex” means, collectively, Paychex, Inc., Paychex Business Solutions, Inc. and Paychex Agency, Inc.
“Paychex Plans” means any Plan that is sponsored or maintained by Paychex (with respect to current or former Business Employees), that Paychex (with respect to current or former Business Employees) is a party to, participates in, or has a commitment to create, in which Business Employees or former employees or service providers of the Company participate, or with respect to which Paychex (with respect to current or former Business Employees) is or may become obligated to contribute or for which Paychex (with respect to current or former Business Employees) otherwise has or may have any liability, contingent or otherwise.
“Paying Agent” means The Bank of New York Mellon Corporation, or other paying agent mutually agreed by the parties hereto.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to ERISA.
“Per Share Amount” means the product of (a) Per Share Portion and (b) the Consideration (in each case rounded to nearest 1/1000 of a dollar).
“Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the number of Company Common Shares issued and outstanding immediately prior to the Effective Time (other than any Company Common Shares to be canceled pursuant to Section 2.06(b)).
“Permitted Lien” means (a) any and all mechanics’, carriers’, workmen’s, common carrier, repairmen’s, warehousemen’s or other similar Liens arising by operation of law or incurred in the ordinary course of business; (b) Liens that relate to Taxes, levies, assessments and any other governmental charges which are not due and payable or that may thereafter be paid without interest or penalty and without risk of loss of title to the asset subject thereto or which are being contested in good faith by appropriate proceedings; (c) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate; (d) zoning, building codes and other land use laws regulating the use or occupancy of property owned or leased by the Company or a Subsidiary, as applicable, or activities conducted thereon; (e) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement; (f) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; (g) pledges or deposits to secure obligations under workers’ compensation laws or similar law or to secure public or statutory obligations; (h) Liens that relate to zoning, entitlement and other land use and environmental Laws; (i) utility easements for electricity, gas, water, sanitary, sewer, surface water drainage or other general easements granted to Governmental Authorities in the ordinary course of developing or operating real property; (j) any recorded utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any real property; (k) any and all restrictions, easements, encumbrances, agreements and other matters of record attaching title to any real property; (l) terms and conditions of any Real Property Lease; (m) in the case of any Real Property Lease, the rights of any lessor and any statutory lien for amounts that are not yet due and payable or are being contested in good faith; (n) any state of title to real property an accurate survey would show; (o) easements, rights of way, restrictive covenants, encumbrances with respect to real property and all other comparable matters that would be uncovered in a search of the public records and may otherwise appear as exceptions to a title commitment issued by a real property title company; and (p) any other Liens set forth in Section 1.01 (Permitted Liens) of the Company Disclosure Schedule.
“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority.
“Registered Intellectual Property” means Intellectual Property that is the subject of a pending application or an issued patent, copyright, trademark, or domain name registration.
“Representative” means the directors, officers, employees, agents, advisors (including financial, accounting and legal advisors) and other representatives of a Person.
“SAP” means (a) with respect to the Company, CIFG NA and CIFG Services, the statutory accounting principles prescribed or permitted by the NYDFS, and (b) with respect to CIFG Europe, the statutory accounting principles prescribed or permitted by the Domiciliary Regulator of CIFG Europe, or when statutory statements are consolidated with the Company, CIFG NA and CIFG Services, the statutory accounting principles prescribed or permitted by the NYDFS.
“Securities Act” means the Securities Act of 1933, as amended.
“Secondary Market Insurance Contract” means (a) in the case of CIFG NA as an Insurance Subsidiary, a financial guaranty insurance policy or certificate of novation (i) issued by CIFG NA directly to a Securityholder Beneficiary that guarantees the obligations of a NGF Trust or Mogador to such Securityholder Beneficiary under a credit default swap, (ii) issued by CIFG NA directly to a Securityholder Beneficiary that guarantees the obligations of a Governmental Authority to such Securityholder Beneficiary under an interest rate swap, (iii) issued by CIFG NA to The Bank of New York, as custodian, that guarantees payments on a security deposited by a Securityholder Beneficiary pursuant to that certain Custody Agreement between The Bank of New

York and CIFG NA dated as of June 21, 2002, or (iv) issued by CIFG NA directly to a Securityholder Beneficiary on a bilateral basis (and not to a trustee or paying agent on behalf of all holders of an insured obligation) that guarantees payments on a security held by such Securityholder Beneficiary, and (b) in the case of CIFG Europe as an Insurance Subsidiary, a deed of financial guaranty (i) issued by CIFG Europe directly to a Securityholder Beneficiary that guarantees the obligations of Mogador to such Securityholder Beneficiary under a credit default swap, (ii) issued by CIFG Europe to The Bank of New York, as custodian, that guarantees payments on a security deposited by a Securityholder Beneficiary pursuant to that certain Custody Deed between The Bank of New York and CIFG Europe dated as of November 13, 2003, as amended, or that certain Custody Deed between The Bank of New York and CIFG Europe dated as of August 17, 2004, or (iii) issued by CIFG Europe directly to a Securityholder Beneficiary on a bilateral basis (and not to a trustee or payment agent on behalf of all holders of an insured obligation) that guarantees payments on a security held by such Securityholder Beneficiary.
“Securityholder Releasee” shall mean (a) the Parent, Merger Sub or any of their respective Affiliates (including the Surviving Corporation) and (b) any current or former director, officer or employee of any Person described in clause (a) of this definition, in each case in their capacity as such.
“Securityholders” means holders of the Company Shares immediately prior to the Effective Time.
“Shareholder Agreement” means the Amended and Restated Shareholders’ Agreement dated as of December 18, 2009 among the Company and its stockholders, as amended on May 14, 2013 and November 11, 2014 and in effect as such on the date hereof.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.
“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, environmental, excise, severance, stamp, occupation, premium, property (real or personal), windfall profits, customs duties or other taxes, fees, assessments or charges imposed by any taxing or Governmental Authority, together with any interest, and any penalties or additions to tax with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means all returns and reports (including declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Authority relating to Taxes.
“Third Party” means any Person that is not a party, or an Affiliate of a party, to this Agreement.
“Transaction Related Expenses” means all professional fees and related expenses of legal, financial (including investment banking), accounting and/or tax advisors to the Company paid or accrued on or after January 1, 2016 and arising out of or related to the Merger or the process culminating therein, in each case payable or reimbursable by the Company; provided, that, (i) Transaction Related Expenses shall not include the price of any “tail” policy obtained pursuant to Section 5.04(b), and (ii) the costs of any fees (including filing fees and similar costs of any change of control application, but not including the related fees of any professional advisors) associated with obtaining any consents, approvals, authorizations or waivers from Governmental Authorities or third parties pursuant to Sections 5.06 and 5.07.
“Written Consent” means the irrevocable written consent executed and delivered by holders of the outstanding Company Common Stock representing 75% (after taking into account the voting restrictions in Section 4.5 of the Company Charter) of the voting power of all outstanding shares of the Company.
The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Section Reference
Acquisition Transaction	Section 5.12(a)
Action	Section 3.10
Actuarial Reports	Section 3.20
Affiliated Agreements	Section 3.07(a)(ii)
Agreement	Preamble
Burdensome Condition	Section 5.06(a)
Ceded Reinsurance Contract	Section 3.17(a)
CIFG Europe	Recitals
CIFG NA	Recitals
CIFG Services	Recitals
Class X Security	Section 3.07(a)(xi)
Closing	Section 2.02
Code	Section 2.11
Company	Preamble
Company Disclosure Schedule	Article III
Company Required Approvals	Section 3.04(b)
Confidentiality Agreement	Section 5.03(b)
Constituent Documents	Section 3.04(a)
Dissenting Company Shares	Section 2.09(a)

Defined Term	Section Reference
Dissenting Stockholder	Section 2.09(a)
Effective Time	Section 2.02
Employees	Section 5.11(b)
ERISA	Section 3.12(a)
FTC	Section 5.07(a)
Indemnified Person	Section 5.04(a)
Insurance Policies	Section 3.15
Insurance Subsidiaries	Recitals
Investment Assets	Section 3.21
Law	Section 3.04(a)
Letter of Transmittal	Section 2.10(a)
Material Contracts	Section 3.07(a)
Material Tangible Property	Section 3.08(a)
Merger	Recitals
Merger Sub	Preamble
Mogador	Section 3.01(c)
New Plans	Section 5.11(d)
NGF Trusts OFAC Old Plans	Section 3.01(c) Section 3.09(e) Section 5.11(d)
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Disclosure Schedule Parent Required Approvals Paying Agent Agreement	Article IV Section 4.03(b) Section 2.10(a)
Permits	Section 3.09(a)
Plans	Section 3.12(a)
Post-Closing Reorganization	Recitals
Premium Cap	Section 5.04(b)
Purchased Insured Bonds	Section 3.08(e)
Real Property Lease	Section 3.08(c)
Securityholder Beneficiaries	Section 5.14(a)
Securityholder Group	Section 8.11
Statutory Statements	Section 3.05(a)
Statutory Statements Date	Section 3.05(a)
Surviving LLC	Recitals
Surviving Corporation	Section 2.01
Surviving Corporation Certificate of Incorporation	Section 2.04
Surviving Corporation Bylaws	Section 2.04
Synthetic Commutation	Section 3.07(a)(xi)
Transferred Subsidiaries	Recitals
Treasury Regulations	Section 2.11
Trusts	Section 3.01(c)

ARTICLE II
THE MERGER
Section 2.01    The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
Section 2.02    Effective Time; Closing. On the first Business Day of the calendar month next following the third Business Day after which all of the conditions set forth in Article VI are satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits of such conditions), other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing, the parties to this Agreement shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”). Prior to such filing, a closing (the “Closing”) shall be held at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036 at 8:00 A.M. (Eastern Time), or such other place and time as the parties shall agree, for the purpose of confirming the satisfaction or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits of such conditions as the case may be, of the conditions set forth in Article VI.
Section 2.03    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject to such provisions of the DGCL, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
Section 2.04    Certificate of Incorporation; Bylaws. At the Effective Time, (i) the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit B (the “Surviving Corporation Certificate of Incorporation”) and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Surviving Corporation Certificate of Incorporation and (ii) the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as set forth in Exhibit C (the “Surviving Corporation Bylaws”) and, as so amended and restated, will be the bylaws of the Surviving Corporation, until thereafter amended as provided by law, the Surviving Corporation Certificate of Incorporation and such bylaws.
Section 2.05    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
Section 2.06    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, Parent or the holders of any of the following securities:
(a)    Each Company Common Share issued and outstanding immediately prior to the Effective Time (including any Company Common Shares held by any Subsidiary of the Company but excluding any Company Common Shares described in Section 2.06(b) and any Dissenting Company Shares) shall (i) automatically be canceled and retired and (ii) upon the surrender of the Certificate representing such Company Common Share (along with a duly executed Letter of Transmittal (as defined below) and duly completed form W-9 pursuant to Section 2.09(a)), automatically be converted into the right to receive in cash, without interest, an amount equal to the Per Share Amount.
(b)    Each Company Share held in the treasury of the Company (excluding any Company Common Shares held by any Subsidiary of the Company) and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired without any conversion of such Company Shares, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect to any such Company Shares.
(c)    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
(d)    If after the date of this Agreement and prior to the Effective Time, the Company pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any Company Shares (or undertakes a similar act), the Per Share Amount will be appropriately adjusted to provide to the holders the same economic effect as contemplated by this Agreement prior to such action and, as so adjusted, will from and after the date of such event, be the Per Share Amount, subject to further adjustments based on this Section 2.06(d).
Section 2.07    Deposit of Consideration. At the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the Securityholders, an amount in cash equal to the Consideration.
Section 2.08    No Set-Off. The obligation of Parent or any of its Affiliates to make any payments to any Securityholder, or under any agreements entered into in connection with this Agreement, shall not be subject to any right of set-off, restriction, condition or deduction against any of the Company’s or any Securityholders’ obligations whatsoever (including on account of any counterclaim or the Company’s or any Securityholders’ breach, bankruptcy or otherwise), and Parent hereby irrevocably waives any and all such rights.

Section 2.09    Dissenting Company Shares.
(a)    Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, Company Shares that are issued and outstanding immediately prior to the Effective Time and which are held by Securityholders who have not voted in favor of the Merger or consented thereto in writing and who have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Company Shares”) shall not be converted into or represent the right to receive the applicable consideration due to such holder pursuant to Section 2.06(a) above. From and after the Effective Time, a holder of Dissenting Company Shares (“Dissenting Stockholder”) shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Such Dissenting Stockholder shall be entitled to receive payment of the appraised value of such Dissenting Company Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Securityholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable consideration due to such holder pursuant to Section 2.06(a) above, without any interest thereon, upon surrender, in the manner provided in Section 2.06(a), of the certificate or certificates that formerly evidenced such Dissenting Company Shares. Notwithstanding anything to the contrary herein, if this Agreement is terminated prior to the Effective Time, the right of any Dissenting Stockholder to be paid the appraised value of the applicable Dissenting Company Shares pursuant to Section 262 of the DGCL will cease.
(b)    The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments, notices, petitions, or other communication received from stockholders or provided to stockholders by the Company with respect to any Dissenting Company Shares or shares claimed to be Dissenting Company Shares, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
Section 2.10    Payment and Surrender of Certificates.
(a)    Payment Procedures. Prior to the Closing Date, the Company shall mail to each Securityholder: (A) a letter of transmittal in customary form and reasonably acceptable to Parent and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) (“Letter of Transmittal”) and (B) instructions for use in surrendering the Certificates in exchange for the amounts payable to such Securityholder pursuant to Section 2.06(a) above. Prior to the Closing Date, the Paying Agent, Parent and the Company shall enter into a Paying Agent Agreement, which shall include a schedule prepared by the Company allocating the Consideration among the applicable payees and otherwise be reasonably acceptable to Parent and the Company (the “Paying Agent Agreement”). At the Effective Time and upon delivery by such Securityholder to the Paying

Agent of (x) all of such Securityholder’s Certificates, (y) a Letter of Transmittal duly executed by such Securityholder and (z) a form W-9, or appropriate form W-8, as applicable, and any accompanying withholding statements, duly completed by such Securityholder, the Paying Agent shall pay to each Securityholder cash equal to the Per Share Amount in accordance with the terms and conditions hereof and the terms and conditions of the Paying Agent Agreement. The Certificates so surrendered will forthwith be canceled.
(b)    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares issued and outstanding immediately prior to the Effective Time (whether represented by a Certificate or in book entry-form) shall cease to have any rights with respect to such Company Shares except as otherwise provided in this Agreement or by applicable Law.
(c)    Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as the Paying Agent may impose, and, if required by the Paying Agent or Parent, the posting by such Person of a bond in such reasonable amount as the Paying Agent or Parent may direct as indemnity against any claim that may be made against it and/or the Surviving Corporation with respect to such Certificate, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay to the Person entitled to such payment the Per Share Amount due to such Person pursuant to the provisions of this Article II.
(d)    Any portion of the Consideration (including any investment income thereon) deposited with the Paying Agent that remains unclaimed by the Securityholders one year after the Effective Time shall be returned to Parent, and any such Securityholder who has not exchanged his or her Company Shares for the applicable Per Share Amount in accordance with this Agreement prior to that time will thereafter look only to Parent for delivery of the applicable Per Share Amount in respect of such Securityholder’s canceled and retired Company Shares.
Section 2.11    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Article II of this Agreement to any Securityholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated under the Code (“Treasury Regulations”), or any provision of state or local or foreign Tax Law. To the extent that amounts are so deducted and withheld and (if required) remitted to the applicable Government Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholder in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that the disclosure of any item or fact in any section or subsection of the Company Disclosure Schedule shall be deemed a disclosure with respect to another section or subsection of the Company Disclosure Schedule to which the relevance of such item or fact is readily apparent to a person without independent knowledge of such item and fact), the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as set forth below.
Section 3.01    Organization and Qualification; Subsidiaries.
(a)    The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. The Company is duly licensed and qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not a licensed insurance company and is not domiciled or “commercially domiciled” in any state or jurisdiction for insurance regulatory purposes.
(b)    Each of the Transferred Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed (as applicable) and has full corporate or organizational (as applicable) power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each of the Transferred Subsidiaries is duly licensed and qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.01(b) of the Company Disclosure Schedule lists each of the Transferred Subsidiaries and (i) its jurisdiction of organization or formation (as applicable) and (ii) any state or jurisdiction where it is domiciled or “commercially domiciled” for insurance regulatory purposes. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not have any Subsidiary other than the Transferred Subsidiaries. All outstanding Equity Interests of each of the Transferred Subsidiaries have been validly issued and fully paid and are non-assessable and free and clear of any Liens, other than Permitted Liens, and were not issued in violation of any preemptive or subscription rights, and each of the Transferred Subsidiaries is wholly-owned by the Company, directly or indirectly (through one or more Transferred Subsidiaries). Except as set forth in the immediately preceding sentence and in Section 3.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any Equity Interests in, or any Indebtedness of, any Person (other than Investment Assets in the ordinary course). Except as set forth on Section 3.01(b) of the Company Disclosure

Schedule, none of the entities listed on Section 3.01(b) of the Company Disclosure Schedule under the heading entitled “CIFG Global Holdings Entities” has any materials liabilities or operations.
(c)    Each of the business trusts set forth in Section 3.01(c) of the Company Disclosure Schedule (the “NGF Trusts”) has been duly formed and is existing as a business trust under the laws of the State of New York and Mogador Limited (“Mogador” and, together with the NGF Trusts, the “Trusts”) has been duly formed and is existing as a limited company under the laws of the Island of Jersey. Each of the Trusts was formed for the sole purpose of, and has not engaged in any other activities other than, issuing credit default swaps to third parties the obligations under which are insured by one of the Insurance Subsidiaries. Other than insuring the credit default swaps issued by the Trusts, neither the Company nor any of the Transferred Subsidiaries has any agreements or arrangements with any of the Trusts.
(d)    The Company has provided a true and complete copy of the Shareholder Agreement, as in effect as of the date hereof.
Section 3.02    Capitalization.
(a)    The authorized capital stock of the Company is 10,000,000 shares of common stock, consisting of 10,000,000 shares of Class O Common Stock and no shares of Class N Common Stock, of which 10,000,000 shares of Class O Common Stock are issued and outstanding. Section 3.02(a) of the Company Disclosure Schedule sets forth (i) the name and aggregate ownership of Company Shares of each of the Securityholders and (ii) the capital structure of each of the Transferred Subsidiaries, including the ownership of thereof and each Transferred Subsidiary’s authorized capital stock, number of issued and outstanding shares of capital stock and par value thereof, or the authorized, issued and outstanding membership interests, as applicable. Except as set forth in the immediately preceding two sentences, no shares of capital stock or other Equity Interests of the Company or the Transferred Subsidiaries are issued, reserved for issuance or outstanding and there are no outstanding convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, redemption rights, calls or commitments to which the Company or any of the Transferred Subsidiaries is a party or may be bound requiring the issuance or sale of shares of any capital stock or other Equity Interests of the Company or any of the Transferred Subsidiaries. There are no capital appreciation rights, phantom plan stock plans, securities with participation rights or features or similar obligations or commitments of the Company or any of the Transferred Subsidiaries. Except as set forth in Section 3.02(a) of the Company Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to voting, transfer of dividend rights of any of the shares of capital stock or Equity Interests of the Company or the Transferred Subsidiaries. There are no bonds, debentures or notes issued by any of the Company or the Transferred Subsidiaries giving the holders thereof the right to vote (or convertible into an Equity Interest giving them a right to vote) with the holders of Equity Interest of the Company or the Transferred Subsidiaries.
(b)    All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. No issued and outstanding shares of capital stock of the Company were issued in violation of any preemptive or subscription rights.

Section 3.03    Authority. The Company has the requisite corporate power and authority to execute, deliver and enter into this Agreement, to perform its obligations and, subject to receipt of the Written Consent and the filing of the Amendment with the Secretary of State of the State of Delaware, to consummate the transactions contemplated hereby. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption and has adopted a resolution to the foregoing effect and to approve this Agreement, the Merger and the others transactions contemplated hereby for all purposes under the Company’s Constituent Documents, including Section 4.3 of the Company Charter. Except for the approval of this Agreement by the affirmative vote of the holders of 75% (after taking into account the voting restrictions in Section 4.5 of the Company Charter) of the voting power of all outstanding shares of the Company and the filing of the Amendment with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent or Merger Sub, as applicable, and receipt of the Written Consent and the filing of the Amendment with the Secretary of State of the State of Delaware, this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity.
Section 3.04    No Conflict; Required Filings and Consents.
(a)    Except as set forth in Section 3.04(a) of the Company Disclosure Schedule or as may result from any facts or circumstances relating solely to Merger Sub, the execution and delivery of this Agreement by the Company do not, and the performance and consummation of this Agreement by the Company will not, (i) conflict with or violate the Company Charter, Bylaws, Shareholder’s Agreement or equivalent organizational documents of the Company or the Transferred Subsidiaries (the “Constituent Documents”), (ii) subject to obtaining the Company Required Approvals and, in the case of the Merger, the Written Consent, and, expiration or termination of any applicable waiting period, conflict with or violate any law (statutory, common or otherwise), including any material statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a Governmental Authority (“Law”) applicable to the Company or any of the Transferred Subsidiaries or (iii) conflict with, result in a breach of or default (with or without notice or the lapse of time or both) under, give rise to a right of termination, or result in the creation of any Lien (other than Permitted Liens), under any Material Contract to which the Company or the Transferred Subsidiaries is a party or by which any property or asset of the Company or the Transferred Subsidiaries is bound or affected, except in the case of clause (ii) and (iii) above, for any such conflicts, violations or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform any material obligation under this Agreement or to consummate the Merger without material delay or impairment.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance and the consummation of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) such consents, approval, authorization or permit of, or filing with or notification to such Governmental Authorities set forth on Section 3.04(b) of the Company Disclosure Schedule (the “Company Required Approvals”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform any material obligation under this Agreement or to consummate the Merger without material delay or impairment.
(c)    The Written Consent when received constitutes the affirmative vote of not less than 75% (after taking into account the voting restrictions in Section 4.5 of the Company Charter) of the voting power of all outstanding shares of the Company.
Section 3.05    Financial Statements.
(a)    The Company has previously delivered to Parent copies of (i) the audited consolidated financial statements of the Company for the years ended December 31, 2012, 2013 and 2014, (ii) the unaudited consolidated financial statements of the Company for the year ended December 31, 2015, (iii) the audited annual statutory financial statements of each of the Insurance Subsidiaries for the years ended December 31, 2012, 2013 and 2014 and (iv) the unaudited annual statutory financial statements of each of the Insurance Subsidiaries for the year ended December 31, 2015 (the items described in clauses (i) through (iv), collectively, the “Statutory Statements” and, the last date of the Statutory Statements, the “Statutory Statements Date”). The Statutory Statements were prepared consistent with the books and records of the Company and the Transferred Subsidiaries and in all material respects in accordance with SAP and fairly present, in all material respects in accordance therewith, the admitted assets, liabilities and capital and surplus of the Company and the Transferred Subsidiaries at their respective dates and the results of operations, changes in surplus and cash flows of the Company and the Transferred Subsidiaries at and for the periods indicated, subject, in the case of the statutory financial statements referenced in clause (ii) above, to normal year-end adjustments and the absence of full footnote disclosures and other presentation items. The books and records of the Company and the Transferred Subsidiaries (x) are accurate and complete in all material respects, (y) have been maintained in all material respects in accordance with applicable Laws and (z) are in material compliance with all record keeping maintenance requirements in applicable Insurance Contracts and Ceded Reinsurance Contracts. No material deficiencies have been asserted in writing by any Governmental Authority with respect to any Statutory Statements which has not been cured, waived or otherwise resolved to the material satisfaction of such Governmental Authority. Except as indicated therein, all assets that are reflected as admitted assets in the Statutory Statements comply in all material respects with all applicable Laws with respect to admitted assets. Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, there are no approved variances or permitted practices utilized in the preparation of any of the Statutory Statements.

(b)    The Company and the Transferred Subsidiaries maintain in all material respects internal accounting controls that provide reasonable assurance that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of (x) the statutory statements of the Company and the Transferred Subsidiaries and (y) financial statements (prepared in accordance with SAP) of the Company and the Transferred Subsidiaries and to maintain accountability for the assets of the Company and the Transferred Subsidiaries; (iii) access to the assets of the Company and the Transferred Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the reporting of the assets of the Company and the Transferred Subsidiaries is compared with existing assets at reasonable intervals.
(c)    The reserves and other liability amounts established or reflected on the Statutory Statements, including reserve and other liability amounts in respect of Insurance Contracts, (i) were determined in accordance with generally accepted actuarial standards in the United States, as in effect from time to time, applied on a consistent basis for the periods presented and based on reasonable assumptions and (ii) are in compliance in all material respects with the requirements of applicable Laws.
Section 3.06    No Undisclosed Liabilities; Indebtedness. Neither the Company nor any of the Transferred Subsidiaries has any Indebtedness, liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with SAP except for such Indebtedness, liabilities, obligations and commitments (i) for which adequate reserves have been established in accordance with SAP in the Statutory Statements; or (ii) which have been incurred in the ordinary course of business since the date of the Statutory Statements.
Section 3.07    Material Contracts.
(a)    Section 3.07(a) of the Company Disclosure Schedule lists each of the following Contracts, to which the Company or any of the Transferred Subsidiaries is a party or by which it is otherwise bound, as of the date hereof (such Contracts as are set forth in Section 3.07(a) of the Company Disclosure Schedule being “Material Contracts”):
(i)    pursuant to which, the Company or any of the Transferred Subsidiaries incurred, may incur or guaranteed Indebtedness exceeding $100,000;
(ii)    which involve, as parties thereto, the Company or any of the Transferred Subsidiaries, on the one hand, and any of the Securityholders, directors, officers, Representatives or any Affiliates of the Company and the Transferred Subsidiaries (other than the Company and the Transferred Subsidiaries), on the other hand (collectively, together with any such Contracts executed following the date hereof in compliance with this Agreement, the “Affiliated Agreements”);
(iii)    which provide for the provision or receipt of services or goods for consideration of $100,000 or more by the Company or any of the Transferred Subsidiaries during any 12-month period;

(iv)    which involve the payment to any individual as an officer, director or employee of the Company or any of the Transferred Subsidiaries of more than $100,000 or which contains any non-compete or other similar restrictions on any current or former officers, directors or employees;
(v)    which establish a material joint venture or material partnership;
(vi)    which involve the assignment, license or grant of rights to Intellectual Property (x) pursuant to which the Company or any of the Transferred Subsidiaries has acquired or licensed rights to material Intellectual Property (other than commercial software that is generally available under a “click wrap” or “shrink wrap” agreement) or (y) pursuant to which the Company or any of the Transferred Subsidiaries has assigned or granted a license to material Intellectual Property;
(vii)    which constitute assumed or ceded reinsurance or coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any of the Transferred Subsidiaries is a party or under which the Company or any of the Transferred Subsidiaries has existing rights, obligations or liabilities;
(viii)    other than pursuant to Insurance Contracts, pursuant to which the Company or any of the Transferred Subsidiaries is entitled to, or obligated to provide or pay, indemnification or reimbursement for losses arising out of or related to any Action outside the ordinary course of business;
(ix)    which contain any provision or covenant limiting the ability of the Company or any of the Transferred Subsidiaries to engage in any line of business or to compete with, or to do business in a particular geographic area;
(x)    to which a Governmental Authority is a party, other than with respect to any Insurance Contracts where a Governmental Authority is the obligor, issuer, guarantor or is a party acting in some other non-regulatory capacity; and
(xi)    pursuant to which the Company or an Insurance Subsidiary has synthetically commuted its payment obligations under an Insurance Contract (a “Synthetic Commutation”), including by creating a security (a “Class X Security”) representing the right to receive any and all future payments made by the Company or an Insurance Subsidiary under such Insurance Contract.
(b)    The Company has provided Parent a true and complete copy of each Material Contract (including any amendments, supplements, side letters, schedules, exhibits and annexes thereto). Each Material Contract is in full force and effect and constitute a valid and binding obligation on the Company or the applicable Transferred Company and, to the Knowledge of the Company, on the other parties thereto. Each Material Contract is enforceable against the Company or the Transferred Subsidiaries, as applicable, and to the Knowledge of the Company, on the other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity. None of the Company or the Transferred Subsidiaries, as applicable, is in material breach or violation of, or material default under, any Material Contract. To the Knowledge of the Company, none of the Material Contracts has been canceled by the other party thereto and no other party is in material breach or violation of, or material default under, any Material Contract. None of the Company or the Transferred Subsidiaries has received any written claim of a material breach or default under any such Material Contract.
Section 3.08    Property and Leases.
(a)    The Company or one or more of the Transferred Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or the Transferred Subsidiaries on the respective unaudited annual statutory financial statements for each of the Company and the Insurance Subsidiaries for the year ended December 31, 2015 that, individually, have a book value in excess of $100,000 (“Material Tangible Property”), except for Material Tangible Property sold or disposed of since the Statutory Statements Date in the ordinary course of business consistent with past practice, free and clear of any Liens (other than Permitted Liens).
(b)    Neither the Company nor any of the Transferred Subsidiaries owns any real property.
(c)    Section 3.08(c) of the Company Disclosure Schedule lists all real property leases or subleases on the date of this Agreement to which the Company or any of the Transferred Subsidiaries is a party (each, a “Real Property Lease”). Except as set forth in Section 3.08(c) of the Company Disclosure Schedule, to the Knowledge of the Company, as of the date hereof, the Company and the Transferred Subsidiaries have a valid leasehold interest in the real property leased by them under each Real Property Lease, in each case, free and clear of all Liens (other than Permitted Liens). None of the Company or the Transferred Subsidiaries has received any written notice of any default under any Real Property Lease and, to the Knowledge of the Company, no event has occurred and no condition exists that (with or without notice or lapse of time, or both) would constitute a default by the Company or any of the Transferred Subsidiaries, or the applicable landlord, under any of the Real Property Leases. Other than as described in Section 3.08(c) of the Company Disclosure Schedule, none of the Company or the Transferred Subsidiaries is currently in negotiations to extend or otherwise modify any Real Property Lease or enter into a real property lease, sublease or license.
(d)    Section 3.08(d) of the Company Disclosure Schedule lists all Class X Securities that have been issued in a Synthetic Commutation. The Company or one of the Insurance Subsidiaries owns, and has good title to, each of the Class X Securities free and clear of any Liens.
(e)    Section 3.08(e) of the Company Disclosure Schedule lists all the bonds insured by an Insurance Subsidiary that the Company or one of the Insurance Subsidiaries has purchased as part of the Company’s loss mitigation strategy (“Purchased Insured Bonds”). The Company or one of the Insurance Subsidiaries owns, and has good title to, each of the Purchased Insured Bonds free and clear of any Liens.

Section 3.09    Permits; Compliance.
(a)    Each of the Company and the Transferred Subsidiaries is in possession of all franchises, licenses, permits, consents and orders of any Governmental Authority, including the certificates of authority and insurance licenses of the Insurance Subsidiaries set forth in Section 3.09 of the Company Disclosure Schedule, necessary for each of the Company and the Transferred Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. Other than as set forth in Section 3.09 of the Company Disclosure Schedule, all material Permits are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of the material Permits is pending or threatened, and there have occurred no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such material Permits.
(b)    Except for limitations imposed by applicable Law that are applicable to insurance companies generally or as otherwise is set forth in Section 3.09(b) of the Company Disclosure Schedule, as of the date of the Agreement there is no Governmental Order between the Company or the Transferred Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, that would be binding on the Company or the Transferred Subsidiaries following the Closing and that (i) prohibits or restricts the payment of shareholder dividends or other shareholder distributions by the Company, (ii) restricts or limits the authority of the Company to conduct any line or type of business (except as may be set forth in Section 3.09(b) of the Company Disclosure Schedule), (iii) requires the maintenance of any employees or physical location, (iv) requires the divesture of any investments of the Company or the Transferred Companies or that requires any investments of the Company or the Transferred Subsidiaries to be treated as non-admitted assets or (v) in any manner imposes any requirements on the Company or the Transferred Subsidiaries in respect of risk-based capital requirements that add to or otherwise modify the risk-based capital requirements imposed under any applicable Law.
(c)    Except, in each case, as set forth in Section 3.09(c) of the Company Disclosure Schedule, (i) each of the Company and the Transferred Subsidiaries is, and at all times since January 1, 2014, has been, in compliance in all material respects with all of the terms and requirements of each Permit. Assuming the receipt of all Company Required Approvals, the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, will not result in any revocation, cancellation, suspension or nonrenewal of any such Permit, other than any such revocations, cancellations, suspensions or nonrenewals that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform any material obligation under this Agreement or to consummate the Merger without material delay or impairment.
(d)    Except as set forth in Section 3.09(d) of the Company Disclosure Schedule, each of the Company and the Transferred Subsidiaries is, or has been since January 1, 2014, in compliance with all Laws in all material respects applicable to the Company and the Transferred Subsidiaries or by which any material property or asset of the Company or the Transferred

Subsidiaries is bound or affected. None of the Company or the Transferred Subsidiaries has received any notice from any Governmental Authority regarding the actual or alleged violation of, or failure to comply with, any Laws, other than any such notices regarding actual or alleged violations of, or failures to comply with, any Laws, that have been resolved in favor of the Company or the Transferred Subsidiaries.
(e)    The Company and the Transferred Subsidiaries have adopted and implemented policies and procedures to ensure compliance with applicable anti-bribery laws, anti-corruption laws and money laundering laws. None of the Company or the Transferred Subsidiaries or any officer, director, employee, consultant or agent thereof (i) has, directly or indirectly, taken any action which would cause them to be in material violation of (A) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (B) the UK Bribery Act of 2010; or (C) any comparable applicable Laws or (ii) has had dealings with any person or entity named on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or a U.S. person who it is otherwise prohibited from dealing with under the laws, regulations and executive orders administered by OFAC. None of the Company or the Transferred Subsidiaries (x) has received either a formal or informal inquiry from a Governmental Entity relating to alleged bribery or corruption; or (y) has conducted any internal investigation related to a suspicion of bribes or other corrupt conduct by an officer, director, employee, distributor, contractor or other agent of the Company or the Transferred Subsidiaries or has otherwise received any notification or complaint of such conduct.
(f)    Except as would not be reasonably be expected to have a Material Adverse Effect, none of the Company or the Transferred Subsidiaries has collected, maintained, processed, transmitted and used data, at any time, in violation of any applicable Law, including those affecting or relating to privacy and data protection, and the privacy rights of individuals to which the data pertain.
Section 3.10    Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, as of the date hereof there is no litigation, suit, claim, action, proceeding, arbitration or investigation (an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of the Transferred Subsidiaries, or any property or asset of the Company or any of the Transferred Subsidiaries. There is no Governmental Order binding on the Company or the Transferred Subsidiaries that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform any material obligation under this Agreement or to consummate the Merger without material delay or impairment.
Section 3.11    Labor Matters.
(a)    Except as described in Section 3.11(a) of the Company Disclosure Schedule as of the date hereof, there are no material Actions pending or, to the Knowledge of the Company, threatened between the Company or any of the Transferred Subsidiaries and any of their present or former employees. As of the date hereof, to the Knowledge of the Company, there are no material Actions pending or threatened against Paychex with respect to current or former Business Employees.

(b)    None of the Company, the Transferred Subsidiaries or, to the Knowledge of the Company, Paychex (with respect to current or former Business Employees) is a party to or bound by any collective bargaining agreements, works councils or other labor union contracts. To the Knowledge of the Company, there is no labor union organizing or election activity pending or threatened with respect to the employees of the Company or any of the Transferred Subsidiaries. Neither the Company nor any of Transferred Subsidiaries has suffered or sustained any labor strike, slowdown, or work stoppage and, to the Knowledge of the Company, no labor strike, slowdown, or work stoppage is threatened by the employees of the Company or any of Transferred Subsidiaries. To the knowledge of the Company, Paychex is not a party to or bound by any collective bargaining agreement, works council or labor union contract that would apply to any current or former Business Employee.
(c)    Except as described in Section 3.11(c) of the Company Disclosure Schedule, the Company and the Transferred Subsidiaries and, to the Knowledge of the Company, Paychex (with respect to current or former Business Employees) have complied in all material respects with all applicable Laws related to the employment of their respective employees, including provisions related to payment of wages, hours of work, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, worker classification, immigration, contractors and temporary employees, other employment terms and conditions, plant closings and layoffs (including the WARN Act), and withholding and payment of social security and other taxes.
(d)     All individuals characterized and treated by the Company, the Transferred Subsidiaries and, to the Knowledge of the Company, Paychex (with respect to current or former Business Employees) as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company, the Transferred Subsidiaries and, to the Knowledge of the Company, Paychex (with respect to current or former Business Employees) classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.
(e)    Set forth in Section 3.11(e) of the Company Disclosure Schedule is a list, as of the date hereof, of all Business Employees and any independent contractors performing services for the Company or any Subsidiary, along with each Business Employee’s (i) current annual base salary or base hourly wage rates, (ii) if applicable, annual incentive compensation opportunity, including any 2016 target bonus amount(s), (iii) standard hours, (iv) job title, (v) date of hire, (vi) primary place of employment, (vii) years of service, and (viii) status as active or on approved leave. No Business Employee is employed or domiciled outside of the United States.
Section 3.12    Employee Benefit Plans.
(a)    Section 3.12(a) of the Company Disclosure Schedule lists all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all retirement, deferred compensation, retention plan or agreement, unemployment compensation plan, severance, change in control, employment or consulting agreement, vacation, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan, incentive compensation, bonus, stock option, stock purchase, restricted stock plan, and fringe benefit arrangement, whether pursuant to contract, program, policy, custom or informal understanding; in each case that is sponsored or maintained or contributed to by the Company, that the Company is a party to, participates in, or has a commitment to create, in which Business Employees or former employees or service providers of the Company participate or with respect to which the Company or its ERISA Affiliates are or may become obligated to contribute or for which the Company or its ERISA Affiliates otherwise has or may have any liability, contingent or otherwise (collectively, the “Plans”). A true and correct copy of each of the plans, programs, policies, arrangements and agreements listed on Schedule 3.12(a) of the Company Disclosure Schedule, and all contracts relating thereto, or the funding thereof, each as in effect on the date hereof, has been supplied to Parent. In the case of any Plan that is not in written form, Parent has been supplied with an accurate written description of such Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Plan has been supplied to Parent, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.
(b)    All Plans are in material compliance with ERISA, the Code, and other applicable Laws and have been administered in all material respects in accordance with their terms and such Laws, and no event has occurred which will or could cause any such Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. Each Plan which is an employee pension benefit plan has received a favorable determination letter from the Internal Revenue Service with respect to the qualified status of the plan under Section 401(a) of the Code and the tax-exempt status of any trust that forms a part of such plan under Section 501(a) of the Code, all amendments to any such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable Internal Revenue Service determination letter, and to the Knowledge of the Company, there are no circumstances that will or could give rise to revocation of any such favorable determination letter. There are no pending or, to the Knowledge of the Company, threatened claims and no pending or, to the Knowledge of the Company, threatened litigation with respect to any Plans, other than ordinary and usual claims for benefits by participants and beneficiaries and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits). No Plan is (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, or (iii) a multiple employer plan (including a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), and neither the Company nor any of its ERISA Affiliates contributes to, has contributed to, or has any liability, contingent or otherwise, with respect to a multiemployer plan or an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code. None of the Company or its ERISA Affiliates has any liability or contingent liability for, and none of the Plans provides for, retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of the Transferred Subsidiaries other than continuation coverage required to be provided under Section 4980B of the Code or applicable state law.

(c)    All Plans that are subject to Section 409A of the Code comply with Section 409A in form and have been administered in accordance with their terms and Section 409A of the Code.
(d)    No assets of any Plan are invested in employer securities issued by, or employer real property or real property interest currently or previously owned by, the Company.
(e)    There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan and neither the Company nor any of ERISA Affiliate of the Company has engaged in any prohibited transaction.
(f)    There have been no acts or omissions by the Company, any of its ERISA Affiliates, or, to the Knowledge of the Company, Paychex (with respect to current or former Business Employees), which have given rise or may give rise to interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company, any of its ERISA Affiliates, or Paychex may be liable or under Section 409A of the Code for which the Company, any of its ERISA Affiliates or any participant in any Plan that is a nonqualified deferred compensation plan (within the meaning of section 409A of the Code) may be liable. Each Plan which constitutes a “group health plan” (as defined in section 607(i) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under sections 4980B and 414(t) of the Code or sections 601-608 of ERISA, have been operated in compliance with applicable law, including the continuation coverage requirements of section 4980B of the Code and section 601 of ERISA and the portability and nondiscrimination requirements of sections 9801 and 9802 of the Code and sections 701-707 of ERISA, to the extent such requirements are applicable.
(g)    Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, neither consummation of the transactions contemplated by this Agreement nor this Agreement will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any current or former director, officer or employee of the Company. None of the payments contemplated by the Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)).
(h)    Actuarially adequate accruals for all obligations under the Plans are reflected in the financial statements of the Company and such obligations include a pro rata amount of the contributions and PBGC premiums which would otherwise have been made in accordance with past practices and applicable law for the plan years which include the Closing Date.
(i)    There has been no act or omission that would impair the ability of the Company and the Transferred Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Plan.
Section 3.13    Intellectual Property.
(a)    Section 3.13(a) of the Company Disclosure Schedule contains a list of all Registered Intellectual Property material to the conduct of the businesses of the Company and the

Transferred Subsidiaries as currently conducted. All of such Registered Intellectual Property is owned by the Company or one of the Transferred Subsidiaries.
(b)    To the Knowledge of the Company, all Intellectual Property material to the conduct of the businesses of the Company and the Transferred Subsidiaries as currently conducted is exclusively owned by the Company or one of the Transferred Subsidiaries or is used by the Company or one of the Transferred Subsidiaries pursuant to a legally valid license or right.
(c)    Neither the Company nor any of the Transferred Subsidiaries is a party to any Action that includes a claim that the Company or any of the Transferred Subsidiaries has infringed any Third Party Intellectual Property and (ii) to the Knowledge of the Company, no Third Party has threatened to institute such an Action against the Company or any of the Transferred Subsidiaries in the last twelve (12) months. Neither the Company nor any of the Transferred Subsidiaries is a party to any pending Action that involves a claim of infringement of the Company Owned Intellectual Property by a Third Party, nor to the Knowledge of the Company, is any Third Party challenging, infringing, misappropriating or otherwise violating any Company Owned Intellectual Property.
Section 3.14    Taxes.
(a)    Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, (i) all federal, state and local income and all other material Tax Returns that are required by applicable Law to be filed with any Governmental Authority by, or with respect to, the Company or any of the Transferred Subsidiaries have been properly prepared and duly and timely filed in accordance with applicable Law (taking into account any extensions of time in which to file), with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all respects (ii) the Company and each of the Transferred Subsidiaries has timely paid (or has had timely paid on its behalf) all Taxes required to be paid and remitted (whether or not shown to be due and payable on any Tax Return), other than Taxes that are being contested in good faith by appropriate proceedings, and (iii) there are no Liens with respect to Taxes upon any of the assets of the Company or any of the Transferred Subsidiaries, other than Permitted Liens.
(b)    Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, the Company and each of the Transferred Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.
(c)    Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of the Transferred Subsidiaries has executed any outstanding waiver of any statute of limitations or outstanding extension of the period for the assessment or collection of any Tax, in either case, that is currently effective and there has been no request by a Governmental Authority to execute such a waiver or extension. There are no U.S. federal, state, local or non-U.S. audits, examinations or other administrative or judicial proceedings that have been commenced or are pending with regard to any Tax Return or Taxes of the Company or any of the Transferred

Subsidiaries and neither the Company nor any of the Transferred Subsidiaries has been notified in writing of any request for such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of the Transferred Subsidiaries that has not been satisfied by payment, settled or withdrawn.
(d)    During the two-year period ending on the date hereof, neither the Company nor any of the Transferred Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(e)    No claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of the Transferred Subsidiaries (i) does not file Tax Returns, or (ii) does not pay or collect Taxes, that the Company or such Transferred Subsidiary is or may be subject to taxation by such jurisdiction.
(f)    Neither the Company nor any of the Transferred Subsidiaries is (i) a party to, or bound by, any Tax sharing, indemnification, or allocation agreement or arrangement, other than (A) such an agreement or arrangement exclusively between or among the Company and the Transferred Subsidiaries or (B) customary tax indemnification provisions contained in (1) agreements entered into in the ordinary course of business, the principal subject matter of which is not Taxes, (2) financing agreements the principal subject matter of which is not Taxes or (3) leases of real or tangible personal property, or (ii) liable for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. applicable Law) or as a transferee or successor.
(g)    Neither the Company nor any of the Transferred Subsidiaries has any application pending with any Governmental Authority requesting permission for any changes in accounting methods.
(h)    Neither the Company nor any of the Transferred Subsidiaries has ever participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
Section 3.15    Insurance. Section 3.15 of the Company Disclosure Schedule contains a true and complete list of all material insurance held by or for the benefit of the Company, the Transferred Subsidiaries or any of their respective directors, officers, managers or employees, stockholders in their capacity as such (the “Insurance Policies”), including all claims made with respect to any insurance policies held by or for the benefit of the Company, the Transferred Subsidiaries or any of their respective directors, officers, managers or employees in their capacity as such since January 1, 2013. To the Knowledge of the Company, the Insurance Policies cover the Company and the Transferred Subsidiaries against such risks and in such amounts customary for companies of similar size, in their geographic regions and in the respective businesses in which the Company and the Transferred Subsidiaries operate. All Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full on a timely basis and none of the Company or the Transferred Subsidiaries has received any written notice that such Insurance Policies are being cancelled, terminated or revoked.
Section 3.16    Insurance Regulatory Matters.
(a)    Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the Company is not, as of the date hereof, subject to any pending financial or market conduct examination by any Governmental Authority, including applicable insurance regulators. The Company has made available to Parent true and complete copies of all financial or market conduct examination reports with respect to the Company or any of the Insurance Subsidiaries issued since January 1, 2011.
(b)    All Insurance Contracts issued or entered into by the Insurance Subsidiaries, to the extent required under applicable Law, are on forms and use rates approved where required by the applicable Governmental Authorities or have been filed where required and not objected to (or such objection has been withdrawn or resolved) by such Governmental Authorities within the period provided for objection, subject to such exceptions that would not have, individually or in the aggregate, a Material Adverse Effect. Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of all in-force Insurance Contracts as of the date hereof. To the Knowledge of the Company, the Company has delivered to Parent all documentation in its and its Subsidiaries’ possession relating to the underlying transactions as to which the Insurance Contracts were issued, including (i) all documentation entered into at the time such underlying transactions closed, all amendments thereto and any related letter agreements or side letters; (ii) the credit analysis undertaken by the Company or the Insurance Subsidiaries in connection with issuing the Insurance Contracts; and (iii) any written analysis undertaken after issuance of the Insurance Contracts in connection with the surveillance of the insured transactions, in each case, except for (x) any Insurance Contract which is subject to any Ceded Reinsurance Contract to which Parent or its Affiliates is a party or (y) which was undertaken pursuant to that certain Administrative Services Agreement, dated as of January 21, 2009, between Parent and CIFG NA.
(c)    Since January 1, 2013, each of the Company and the Insurance Subsidiaries has filed all reports, statements, documents, registrations, filings and submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, filings and submissions complied with applicable Law in effect when filed, and, since January 1, 2013, no material deficiencies have been asserted by, nor any penalties imposed by, any such Governmental Authority with respect to such reports, statements, documents, registrations, filings or submissions, in each case other than any such deficiency that has been cured or otherwise resolved to the satisfaction of such Governmental Authority.
Section 3.17    Reinsurance Ceded.
(a)    Section 3.17(a) of the Company Disclosure Schedule lists each ceded reinsurance agreement to which the Company or any of the Transferred Subsidiaries is a party as of the date hereof (the “Ceded Reinsurance Contracts”).

(b)    Each of the Ceded Reinsurance Contracts constitutes a valid and binding obligation of the Company or the applicable Transferred Subsidiary and, to the Knowledge of the Company, each other party thereto, is enforceable against the Company or the applicable Transferred Subsidiary and, to the Knowledge of the Company, each other party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity, and is in full force and effect. Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, the Company has not received written notice of early termination of any such Ceded Reinsurance Contract. As of the date hereof, there exists no material breach or event of default with respect to any Ceded Reinsurance Contract on the part of the Company or, to the Knowledge of the Company, any other party thereto. Each of the Company and the Insurance Subsidiary that is a party to such Ceded Reinsurance Contract is, and was, entitled to take credit in its statutory statements in accordance with SAP for the portion of any such Ceded Reinsurance Contract as to which credit was taken in such statements.
Section 3.18    Non-Financial Guaranty Business; New Business. Except as set forth in Section 3.18 of the Company Disclosure Schedule, (a) none of the Company or the Insurance Subsidiaries, to the Knowledge of the Company, has (i) since December 31, 2012, reported premium on the exhibit of premiums and losses within its statutory financial statements other than for the financial guaranty line of business or (ii) ever received, paid or administered any policyholder claim other than for Insurance Contracts and (b) none of the Company or the Insurance Subsidiaries has issued any new Insurance Contracts since December 31, 2008.
Section 3.19    Absence of Certain Changes or Events. Except as set forth in Section 3.19 of the Company Disclosure Schedule, from December 31, 2015 through the date hereof, (x) the Company and the Transferred Subsidiaries have conducted their respective businesses in the ordinary course of business and (y) there has not been any event or change having, or that would reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Company to perform any material obligation under this Agreement or to consummate the Merger without material delay or impairment. Without limiting the generality of the foregoing, from December 31, 2015 through the date hereof, the Company and the Transferred Subsidiaries have not, except as set forth in Section 3.19 of the Company Disclosure Schedule, taken any action which action, if occurring during the period from the date hereof to the Closing Date, would require the prior consent of Parent under Section 5.01.
Section 3.20    Actuarial Reports. The Company has made available to Parent true, correct and complete copies of the actuarial opinions dated as of December 31, 2015, December 31, 2014, and December 31, 2013 and the actuarial reports dated June 2015 and June 2014 prepared by KPMG with respect to the Insurance Subsidiaries’ businesses (collectively, and together with any exhibits and appendices thereto, the “Actuarial Reports”). Other than the Actuarial Reports, no other actuarial opinions, reports or studies have been prepared for or on behalf of the Company or the Insurance Subsidiaries after December 31, 2013. No Governmental Authority has alleged in a writing delivered to the Company or any of the Insurance Subsidiaries that the loss and loss adjustment reserves carried on the Statutory Statements, or on any separate statutory statement of the Insurance Subsidiaries, are not in material compliance with applicable statutory requirements.

The factual information which was prepared and provided by the Company and the Insurance Subsidiaries for the purpose of compiling the Actuarial Reports was, when provided, accurate in all material respects.
Section 3.21    Investment Assets. The Company has provided to Parent a complete and correct list of the investment assets beneficially owned by the Company and each of the Insurance Subsidiaries as of the date hereof that are of the type required to be disclosed in Schedule B through DB of the statutory statements of such company (“Investment Assets”).
Section 3.22    Capital Analyses. The Company has made available to Parent complete and correct copies of all analyses and reports submitted by the Company or any of the Insurance Subsidiaries to any insurance regulatory authority during the 12 months prior to the date hereof relating to their respective assessments of capital position or capital adequacy.
Section 3.23    Brokers. Except pursuant to the engagement letter entered into by the Company and Houlihan Lokey Capital, Inc., of which the Company has previously delivered to Parent a true and complete copy, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisor fees in connection with the transactions contemplated by this Agreement by reason of any action taken by the Company or any of its Representatives.
Section 3.24    Certain Fees and Expenses. There are no professional fees or related expenses related to the Merger or the process culminating therein of legal, financial (including investment banking), accounting and/or tax advisors to the Company, any Business Employee or any Securityholder, in either case payable or reimbursable by the Company; provided, that, for the avoidance of doubt, the foregoing sentence does not include Transaction Related Expenses.
Section 3.25    No other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS ARTICLE III ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY. THE COMPANY HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, THE MERGER SUB OR ITS REPRESENTATIVES, INCLUDING ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE COMPANY OR THE TRANSFERRED SUBSIDIARIES, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE COMPANY, ANY OF THE COMPANY’S SUBSIDIARIES AND ANY OF THE COMPANY OR THE TRANSFERRED SUBSIDIARIES RESPECTIVE ASSETS OR PROPERTIES, INCLUDING ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood that the disclosure of any item or fact in any section or subsection of the Parent Disclosure Schedule shall be deemed a disclosure with respect to any other section or subsection of the Parent Disclosure Schedule to which the relevance of such item or fact is readily apparent to a person without independent knowledge of such item and fact), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date as set forth below.
Section 4.01    Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not and would not reasonably be expected to prevent or materially delay the consummation of the Merger. Neither Parent nor Merger Sub is a French tax resident or is subject to Section 209B of the French Tax Code (as defined in the Shareholder Agreement).
Section 4.02    Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute, deliver and enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement, the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, and the performance by Parent and Merger Sub of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate action is or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity.
Section 4.03    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Constituent Documents of either Parent or Merger Sub, (ii) subject to obtaining all consents, approvals, authorizations and other actions described in Section 4.03(b), conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require any consents under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Parent or Merger Sub is a party, or by which Parent or Merger Sub or any property or assets of either of them are bound or affected, which in the case of clauses (ii) and (iii) would prevent or materially impair Parent’s or Merger Sub’s to ability to consummate this Agreement and the transactions contemplated hereby.
(b)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub, and the Post-Closing Reorganization, will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for such consents, approval, authorization or permit of, or filing with or notification to such Governmental Authorities set forth on Section 4.03(b)(i) of the Parent Disclosure Schedule (the “Parent Required Approvals”) and Section 4.03(b)(ii) of the Parent Disclosure Schedule and (ii) where the failure to obtain such consents, approvals, authorizations or permits of, or filings or notifications the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have a material and adverse impact on Parent or Merger Sub.
Section 4.04    Litigation. There is no Action pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, any Subsidiary of Parent, or any property or asset of Parent or any Subsidiary of Parent, before any Governmental Authority that (i) would reasonably be expected to affect the legality, validity or enforceability of this Agreement or additional agreements contemplated by this Agreement or (ii) seeks to materially delay or prevent the consummation of any transaction contemplated by this Agreement. Neither Parent nor any Subsidiary of Parent nor any property or asset of Parent or any Subsidiary of Parent is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent or Merger Sub, continuing investigation by, any Governmental Authority, or any Governmental Order that would prevent or materially delay consummation of the Merger.
Section 4.05    Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the transactions contemplated by this Agreement, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 4.06    Brokers. Except for Moelis & Company, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Parent or Merger Sub.
Section 4.07    Investment Intent. Parent is acquiring the Company Shares and shares of the Surviving Corporation for investment purposes only and not with a view toward, or for sale in connection with, any distribution of such shares in violation of Laws. Parent agrees that it will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any equity securities of the Surviving Corporation in violation of any Laws. Parent is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).
Section 4.08    Sufficiency of Funds. Parent has, and will have, at the Closing, sufficient funds (a) to pay all amounts payable by Parent and Merger Sub hereunder, including all payments due under Article II and (b) to make all other necessary payments of fees and expenses, and to perform and discharge its obligations, in connection with the transactions contemplated under this Agreement. Parent expressly acknowledges that its obligations hereunder are not subject to any conditions, express or implied, regarding Parent’s ability to obtain financing (or to obtain financing on terms acceptable to Parent) for the consummation of the transactions contemplated under this Agreement.
Section 4.09    Independent Assessment.
(a)    Parent and Merger Sub confirm that the Company has made available to Parent and Merger Sub the opportunity to ask questions of the officers and management of the Company and the Transferred Subsidiaries, to access all materials, documents and other information that it deems necessary or advisable to evaluate the transactions contemplated by this Agreement and each document to which it is a party and to acquire additional information about the business, assets and financial condition of the Company and the Transferred Subsidiaries.
(b)    Each of Parent and Merger Sub has made its own independent examination, investigation, analysis and any other relevant evaluation of the transactions contemplated by this Agreement and has undertaken such due diligence, including a review of the assets, properties, liabilities, books, records and Contracts of the Company and the Transferred Subsidiaries, as it deems adequate.
(c)    Parent and Merger Sub, together with its advisors, have knowledge and expertise in financial and business matters and are capable of evaluating the merits and risks of the transactions contemplated by this Agreement.
Section 4.10    Non-Reliance. Parent and Merger Sub acknowledge and agree that (i) other than the representations and warranties expressly set forth in this Agreement, none of the Company, its Representatives or any other Person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, and (ii) they will have no right or remedy arising out of, and expressly disclaim any reliance upon, any representation, warranty, forward-looking statement or other statement, other than the representations and warranties expressly set forth in this Agreement.
Section 4.11    No other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES MADE BY PARENT AND MERGER SUB IN THIS ARTICLE IV AND THE PAYING AGENT AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY PARENT AND MERGER SUB. PARENT AND MERGER SUB HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED

REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT OR THE PAYING AGENT AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY OR ITS REPRESENTATIVES.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.01    Conduct of Business by the Company Pending the Merger. Between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as may be required by Law or with the prior written consent of Parent, the Company shall (I) use its commercially reasonable efforts to, and shall cause the Transferred Subsidiaries to use their commercially reasonable efforts to, conduct the businesses of the Company and the Transferred Subsidiaries in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws, (II) use its commercially reasonable efforts to (x) preserve substantially intact the business organization of the Company and the Transferred Subsidiaries and (y) to maintain the services of the current officers, employees and consultants of the Company and the Transferred Subsidiaries, and (III) not do, and shall cause the Transferred Subsidiaries not to do, any of the following:
(a)    declare or pay any dividend or distribution on the Company Shares (it being understood that this shall not restrict in any way dividends or distributions by the Transferred Subsidiaries to the Company or other Transferred Subsidiaries);
(b)    repurchase, redeem, repay or otherwise acquire any outstanding Company Shares or any outstanding capital stock of any of the Transferred Subsidiaries, or seek approval of any Governmental Authority for any of the foregoing;
(c)    transfer, issue, sell or dispose of any Equity Interest of the Company or the Transferred Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire any Equity Interest of the Company or the Transferred Subsidiaries, or permit any transfers of Equity Interest of the Company or the Transferred Subsidiaries to be recorded in the stock or membership interest register of the Company and the Transferred Subsidiaries;
(d)    effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or the Transferred Subsidiaries;
(e)    amend any of the Constituent Documents of the Company or the Transferred Subsidiaries;
(f)    adopt or implement any plan of dissolution, liquidation, reorganization, merger (other than this Agreement), consolidation or similar extraordinary transaction of any of the Company or the Transferred Subsidiaries;

(g)    make any material change in the policies, practices or principles of the Company or the Transferred Subsidiaries with respect to accounting, actuarial, reserving or claims administration policies, practices or principles;
(h)    (1) underwrite, issue or enter into any Insurance Contract or (2) take any action to commute, terminate or amend any Insurance Contract;
(i)    incur any Indebtedness or assume or guarantee any Indebtedness, or make any loans or advances to any Person;
(j)    enter into any reinsurance contract or other reinsurance arrangement (whether as cedent or reinsurer);
(k)    other than in connection with the management of Investment Assets, make any loans, advances or capital contributions to, or investments in, any other Person;
(l)    purchase, sell, lease, license, exchange or otherwise dispose or acquire any material property or assets (other than Investment Assets in the ordinary course of business consistent with past practice) or make any capital expenditure, in excess of $100,000 other than maintenance, repair and upkeep in the ordinary course of business;
(m)    modify, renew or terminate any Material Contract, Ceded Reinsurance Contract or Real Property Lease, or enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, Ceded Reinsurance Contract or Real Property Lease;
(n)    make any investments other than in accordance with the investment policies of the Company as of the date of this Agreement, or make any material amendments to such investment policies;
(o)    realize gains or losses on investment securities other than in the ordinary course of business;
(p)    settle or compromise any Action or threatened Action (except for any policyholder claim under any Insurance Contract in the ordinary course of business consistent with past practice) for a sum in excess of $25,000 in cash, pursuant to terms that impose any injunction or similar burden on the ongoing operations of the business of the Company or the Transferred Subsidiaries as currently conducted or where there is an admission of fault, culpability or a failure to act in a reasonable manner;
(q)    promise, grant or agree to increase the compensation (including any salary or wages or bonus and severance payments) or benefits of any Business Employee, including under a Plan, other than (i) changes required by existing contractual commitments or (ii) as required by the terms of any Plan in effect as of the date hereof; provided, however, that (x) the Company may adopt board resolutions necessary to terminate the cash long-term incentives owed to Business Employees in accordance with Treasury Regulation 1.409A-3(j)(4)(ix)(B) within the thirty (30) period prior to the Closing Date and (y) Business Employees may be allocated transaction bonuses pursuant to the transaction bonus pool approved by the Board of Directors of the Company on March 8, 2016, and to be allocated by the Board of Directors of the Company; provided, further, that prior to such allocation, the Board of Directors of the Company shall consult with Parent regarding such allocations and the names of the recipients and such amounts shall be added to Schedule 5.11(c) of the Company Disclosure Schedule; provided, further, that such cash long-term incentives and such transaction bonuses shall be paid in accordance with Section 5.11(c);
(r)    adopt, establish, contribute to or otherwise incur any material liability with respect to any employee benefit plan, program, policy or arrangement;
(s)    pay any transaction bonus, severance (including under any employment agreement or under the CIFG Services, LLC Severance Plan) or long-term incentive to any Business Employee;
(t)    hire or retain the services of any (i) employee or (ii) independent contractor pursuant to any arrangement whereby the Company is obligated to make payments to any such individual independent contractor for an amount in excess of $10,000 and not more than $25,000 in the aggregate to all such independent contractors;
(u)    organize a Subsidiary;
(v)    make, change or revoke any material election related to Taxes, settle or compromise any Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. applicable Law) with respect to any material Tax, agree to any adjustment of a material Tax attribute, file any material amendment to a federal, state, or non-U.S. income Tax Return or any other Tax Return, take any position on a material Tax Return (unless consistent with past practices or reasonably required as a result of a change in Law), claim (or surrender any right to claim) a material Tax refund, adjust or modify the Tax basis of any loss reserve (unless consistent with past practices or reasonably required as a result of a change in Law), consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or change any taxable period or any Tax accounting method;
(w)    to the extent a claim payment is due on the Closing Date in respect of an Insurance Contract issued by CIFG NA or CIFG Europe as to which no claims have previously been paid by CIFG NA or CIFG Europe prior to the Closing Date, make any such claim payment prior to the Effective Time unless the failure to pay will result in a default by CIFG NA or CIFG Europe under the terms of the Insurance Contract;
(x)    sell any Class X Securities or Purchased Insured Bonds; or
(y)    enter into any legally binding commitment with respect to any of the foregoing.

Section 5.02    Stockholders’ Approval and Filing of Amendment.
(a)    The Company shall take all lawful action, in accordance with the Constituent Documents of the Company, to obtain and deliver to Parent written evidence of, promptly after the execution and delivery of this Agreement, the Written Consent.
(b)    Promptly after receipt of the Written Consent, the Company shall provide notice of the Written Consent to those holders of Company Common Stock who have not consented and such other persons as required under applicable Law.
(c)    Promptly after receipt of the Written Consent, the Company shall file the Amendment with the Secretary of State of the State of Delaware.
Section 5.03    Access to Information; Confidentiality; Migration of Data.
(a)    From the date of this Agreement until the Effective Time, except as prohibited by applicable Law, the Company shall, and shall cause the Transferred Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Transferred Subsidiaries to, afford the officers, employees and other Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, auditors, contract counterparties, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating, tax and other data and information as Parent or Merger Sub, through their officers, employees or agents, may reasonably request; provided, however, that the Company may withhold, and may cause the Transferred Subsidiaries to withhold (a) any document or information that is subject to the terms of a confidentiality agreement with a Third Party, or (b) any documents (or portions thereof) or information, as determined by the Company’s counsel, that might reasonably result in the Company’s loss of its right to assert all privileges, including the attorney-client privilege in such documents or information. If any material is withheld by the Company pursuant to this Section 5.03(a), to the extent possible, the Company shall inform Parent as to the general nature of what is being withheld, including by providing a written summary or redacted versions thereof. In any event, under circumstances in which attorney-client or confidentiality restrictions limit access, the parties shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements in order to be able to provide access to Parent of such material. In connection with the access contemplated by this Section 5.03(a), Parent shall, and shall cause its Representatives to, act in a manner as not to unreasonably interfere with the operations of the Company or any of the Transferred Subsidiaries.
(b)    All information obtained by Parent or Merger Sub pursuant to this Section 5.03(b), shall be kept confidential in accordance with the confidentiality agreement, dated January 21, 2016 (the “Confidentiality Agreement”), between Parent and the Company.
(c)    The Company shall, and shall cause its Affiliates to, provide a reasonable level of cooperation, knowledge transfer, assistance and other related support as reasonably requested by Parent, in the migration, effective as of the Closing Date, of all of the Company’s and the Transferred Subsidiaries’ Company Records to Parent’s computer systems in a form and format acceptable to Parent.

Section 5.04    Directors’ and Officers’ Indemnification and Insurance.
(a)    Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Transferred Subsidiaries (each, an “Indemnified Person”) acting in such capacities as provided in their respective Constituent Documents and any indemnification or other agreements of the Company or the Transferred Subsidiaries as in effect on the date of this Agreement (to the extent that copies have been made available to Parent prior to the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable Law. From and after the Effective Time, the Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, take any steps that would reasonably be expected to affect materially and adversely the rights of any Indemnified Person.
(b)     Subject to the following sentence, for a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries and claims against any of the present and former members of the Nominating Committee (as defined in the Shareholder Agreement), in each case arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 150% of the aggregate annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company may in consultation with Parent (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy (or a six-year “tail” policy with a substantially comparable insurer) providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
Section 5.05    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the Company or Parent, as the case may be, becoming aware of a material breach of a representation or warranty made by it in this Agreement, (b) the occurrence, or non-occurrence, of any event, the occurrence, or non-occurrence, of which reasonably could be expected to cause a material breach of a representation or warranty contained in this Agreement, (c) any material breach by the Company, Parent or Merger Sub, as the case may be, of any covenant or agreement to be complied with or satisfied by it under this Agreement and (d) otherwise the occurrence of any effect, change, event or development constituting or relating to something that has had, or is reasonably expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Company to perform any material obligation under this Agreement or to consummate the Merger without material delay or impairment.
Section 5.06    Consents and Approvals.
(a)    The Company and Parent shall each use its reasonable best efforts, and shall cooperate fully with each other (i) to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorization of Governmental Authorities and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Company Required Approvals and the Parent Required Approvals); provided, that Parent shall be responsible for the costs (including any license or other fees and expenses) associated with obtaining any such consents or waivers from such other third parties or the replacement of the rights to which any such consents or waivers relate. In connection therewith, each of the Company and Parent shall make and shall each cause its Affiliates to make, at its respective expense, all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement, shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Entities may request, shall take and shall cause their respective Affiliates to take all steps that are necessary, proper or advisable to avoid any Action by any Governmental Authority with respect to the transactions contemplated by this Agreement, shall defend or contest in good faith any Action by any third party (including any Governmental Authority), whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby, or that could otherwise prevent, impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated hereby, including by using its reasonable best efforts to have vacated or reversed any stay or temporary restraining order entered with respect to the transactions contemplated by this Agreement by any Governmental Authority. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall obligate Parent or any of its Affiliates (including the Surviving Corporation) to agree to any limitation, requirement or condition that would, individually or in the aggregate, reasonably be expected to (i) materially impair or interfere with the ability of Parent and its Affiliates (including the Surviving Corporation) to conduct their respective businesses, taken as a whole, after the Closing substantially in the manner such businesses were conducted as of the date hereof, (ii) result in the sale, lease, license, disposal or holding separate (x) by Parent or any of its Affiliates (including the Surviving Corporation) of any capital stock after the Closing or (y) by Parent or any of its Affiliates (including the Surviving Corporation) of any of their material assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein, (iii) require any material capital contribution, capital support arrangement or guarantee for the benefit of the Company or the Transferred Subsidiaries, or (v) materially and adversely affect the benefits, taken as a whole, that Parent would otherwise receive from the transactions contemplated by this Agreement (each of the foregoing, a “Burdensome Condition”). Subject to applicable Laws relating to the sharing of information, each of the parties shall provide to the other party copies of all applications or other communications to

Governmental Authorities in connection with this Agreement in advance of the filing or submission thereof.
(b)    Parent shall have responsibility for the filing fees associated with its change of control application and Parent and the Company shall have responsibility for their other respective filing fees associated with any other required filings; provided that any filings fees related to competition or antitrust filings shall be borne equally by each of Parent and the Company.
(c)    Without limiting the generality of Section 5.06(a), within twenty (20) Business Days after the date hereof (or, with respect to any necessary “Form E” filings, thirty (30) Business Days after the date hereof), Parent shall file with all applicable Domiciliary Regulators or other applicable insurance regulatory bodies requests for approval of the transactions contemplated by this Agreement, which requests shall include all required exhibits.
(d)    Subject to applicable Laws relating to the sharing of information, each of the parties shall provide to the other party copies of all applications or other communications to Governmental Authorities in connection with this Agreement a reasonable time prior in advance of the filing or submission thereof. Each party shall be given a reasonable opportunity to provide comments thereon, which comments shall be considered by the other parties in good faith. Each party shall give to the other party prompt written notice if it receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, and, in the case of any such notice or communication which is in writing, shall promptly furnish the other party with a copy thereof. If any Governmental Authority requires that a hearing be held in connection with any such approval, each party shall use its reasonable best efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by such party. Each party shall give to the other party reasonable prior written notice of the time and place when any meetings, telephone calls or other conferences may be held by it with any Governmental Authority in connection with the transactions contemplated by this Agreement, and the other party shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call or other conference.
(e)    To the extent of any other consents or approvals from, or notices to, any third party that is not a Governmental Authority that would be appropriate to receive or deliver under any Material Contract, Real Property Lease or Ceded Reinsurance (but not necessary for the consummation of the transactions contemplated by this Agreement), the Company and the Parent shall each use commercially reasonable efforts, and shall cooperate fully with each other, to obtain as promptly as practicable all such consents and approvals and deliver as promptly as practicable all such notices. No party shall be obligated to expend more than de minimis costs and expenses with respect to any consent, approval or notice referenced in this Section 5.06(e).
Section 5.07    Antitrust Notifications.
(a)    As promptly as possible after the date of this Agreement, but in any event within fifteen (15) Business Days following the date of this Agreement, if required by any Law, each of Parent and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice a pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement, and shall file an antitrust notification in any other jurisdiction if required by any Law. Each of Parent and the Company shall request, in such party’s pre-merger notification filed in accordance with the HSR Act, early termination of the applicable waiting period under the HSR Act. Each of Parent and the Company shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by either of them pursuant to the HSR Act or any other antitrust notification in connection with such filings. Subject to applicable Law and all privileges, including the attorney-client privilege, Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding.
(b)    Notwithstanding anything to the contrary contained in this Agreement, Parent and the Company shall use their respective reasonable best efforts to obtain any necessary approval from any Governmental Authority responsible for merger control, antitrust or competition Law or to prevent the initiation of any lawsuit by any Governmental Authority under any merger control, antitrust or competition Law or to prevent the entry of any decree, judgment, injunction preliminary or permanent, or any order that would otherwise make the Merger unlawful; provided that the foregoing shall not require Parent to: (i) dispose or transfer any material asset, including those of Parent, Merger Sub, Company or their respective Affiliates; (ii) hold separate any material assets or operations (either before or after the Effective Time) of Parent, Merger Sub, Company or their respective Affiliates; or (iii) materially change or modify any course of conduct or otherwise making any commitment to any Governmental Authority regarding future operations of Parent, Merger Sub, Company or their respective Affiliates’ business, or (iv) defend, contest, or resist any action or proceeding instituted (or threatened to be instituted) by any Governmental Authority under any merger control, antitrust or competition Law.
Section 5.08    Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated by this Agreement. Each party to this Agreement, at the reasonable request of another party to this Agreement, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated by this Agreement.
Section 5.09    Public Announcements. Parent and the Company agree that no press release or public announcement, statement or disclosure concerning the Merger or any other transaction contemplated by this Agreement shall be issued by either party without the prior consent of the other parties, except as such release or announcement may be required by Law, including the rules or regulations of any United States or non-United States securities exchange, in which case, the party required to make the release or announcement shall use its best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.
Section 5.10    Fees and Expenses. Except as otherwise provided in this Agreement, including with respect to Excess Employee Transaction Related Payments, Excess Transaction Related Expenses and the fees set forth in Section 5.06(b), all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
Section 5.11    Employees and Benefits.
(a)    Unless otherwise requested in writing by Parent no later than three (3) Business Days prior to the Closing Date, the Company shall, and it shall cause the Transferred Subsidiaries to, terminate the employment of all employees of the Company and the Transferred Subsidiaries effective as of the Effective Time and conditioned upon the Closing, and the Company shall give Parent a reasonable opportunity to comment on any release agreements provided to such terminated employees of the Company and the Transferred Subsidiaries that are required to become effective as a condition to receiving severance (including adding language that makes clear that such release agreement includes a release of any claims against Parent and its Affiliates).
(b)    For a period of one year following the Closing Date, Parent shall cause the Surviving Corporation or other Affiliate of the Surviving Corporation to provide each employee of the Company and the Transferred Subsidiaries as of the Effective Time who continues employment with the Surviving Corporation following the Closing Date (each, an “Employee” and collectively, the “Employees”) with (i) a base salary that is no less favorable than that set forth for such Employee on Section 3.11(e) of the Company Disclosure Schedule; (ii) a bonus opportunity for each Employee who remains employed following the Closing Date during such one-year period in an amount that is no less favorable than one-twelfth of the annual bonus opportunity for such Employee set forth on Section 3.11(e) of the Company Disclosure Schedule for each month during such one-year period that such Employee remains employed (payable no later than March 15th of the year following the year in which any such bonus is earned); (iii) if an Employee incurs a termination during such one year period that entitles him or her to severance benefits under such Employee’s employment agreement or under the CIFG Services, LLC Severance Plan, as applicable, severance benefits that are no less favorable than those provided under such Employee’s employment agreement or under the CIFG Services, LLC Severance Plan, as applicable, based on such Employee’s base salary or base hourly rate and years of service set forth on Section 3.11(e) of the Company Disclosure Schedule; and (iv) benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Parent.
(c)    Parent shall, or shall cause the Surviving Corporation or one of its or Parent’s Affiliates, to pay all transaction bonuses, severance (including under any employment agreement or under the CIFG Services, LLC Severance Plan) and long-term incentives owed to Business Employees, including Business Employees terminated pursuant to this Section 5.11, as required by the terms of the applicable Plans (including under any employment agreement or under the CIFG Services, LLC Severance Plan) and, with respect to transaction bonuses and long-term incentives, in the amounts specified in Section 5.11(c) of the Company Disclosure Schedule, subject to the allocations contemplated by Section 5.01(q) hereof. Such payment shall be made no earlier than the day after the Closing Date and no later than the earlier to occur of (i) the date that is the ninety (90) day anniversary of the Closing Date, or (ii) the date that is the last date that such payment can be made as permitted pursuant to Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Company agrees to take all actions necessary to amend any resolutions or plan terms that would otherwise require payment of transaction bonuses, severance (including under any employment agreement or under the CIFG Services, LLC Severance Plan) or long-term incentives prior to the Closing Date.
(d)    For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), each Employee will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and the Transferred Subsidiaries have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under the corresponding Plan, except to the extent such credit would result in a duplication of accrual of benefits. In addition, and without limiting the generality of the foregoing (i) each Employee will be immediately eligible following the Closing Date to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) if, an Old Plan that provides medical, dental and vision insurance benefits is terminated prior to the end of the plan year for such Old Plan during which the Closing Date occurs, the Surviving Corporation will use commercially reasonable efforts to cause any eligible expenses incurred by such Employee and his or her covered dependents under such Old Plan that provides medical, dental and vision insurance benefits during such shortened plan year prior to such termination of the Old Plan to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Notwithstanding the foregoing, for the avoidance of doubt, no Employee shall be eligible to receive severance benefits pursuant to a plan maintained by the Parent or its Affiliates during any period that such Employee remains eligible for benefits under a Plan that provides severance benefits.
(e)    Unless otherwise requested by Parent in writing at least five days prior to the Effective Time, the Company agrees to take (or cause to be taken) all actions necessary or appropriate to withdraw as a participating employer in the Paychex Plans, with such withdrawal effective as of the date immediately prior to the Effective Time and conditioned upon the Closing, and, prior to and conditioned upon such withdrawal as a participating employer, fully vest any and all unvested amounts of the accounts of all Business Employees who are participants at the time of such withdrawal; and the Company agrees to take (or cause to be taken) all actions necessary to terminate any Plan (other than a Paychex Plan and other than an employment agreement, bonus arrangement or the CIFG Services, LLC Severance Plan) with such termination effective as of the date immediately prior to the Effective Date and conditioned upon the Closing.
(f)    Unless otherwise requested by Parent in writing at least five days prior to the Effective Time, the Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate its service agreements with Paychex and the participation of Business Employees in the Paychex Plans, effective as of the Effective Time and conditioned upon the Closing.

(g)    Except as otherwise expressly provided herein, nothing contained in this Section 5.11 (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Parent’s or its Affiliates’ ability to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Parent or its Affiliates, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.
Section 5.12    No Solicitation.
(a)    The Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any assets of the Company or any Transferred Subsidiary (other than the purchase and disposition of assets in the ordinary course of business consistent with past practice) or any capital stock of the Company or any Transferred Subsidiary other than the transactions contemplated by this Agreement (each, an “Acquisition Transaction”), (ii) facilitate, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of the Company or any Transferred Subsidiary in connection with an Acquisition Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate, any effort or attempt by any other Person to do or seek any of the foregoing.
(b)    The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and Merger Sub) conducted heretofore with respect to any Acquisition Transaction.
Section 5.13    Taxes.
(a)    After the date of this Agreement, Company and Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes relating to the Company and any Transferred Subsidiaries. All material Tax Returns of the Company and the Transferred Subsidiaries that are filed after the date of this Agreement and prior to the Closing shall be submitted to Parent not later than 30 days prior to the due date for the filing of such Tax Returns. Parent shall have the right to review and propose revisions to such Tax Returns and to review and propose revisions to all workpapers and procedures used to prepare any such Tax Return, and the Company shall consider such proposed revisions in good faith. The Company shall not take any position on any such Tax Return that is inconsistent with the assumptions used in the calculation of the Company’s gross deferred tax assets or tax basis of any asset in the Statutory Statements or the footnotes thereto (in each case, irrespective of any associated valuation allowances) without Parent’s express written consent, which shall not be unreasonably withheld.

(b)    The Surviving Corporation shall own, and have all rights, title and interest in, all books, records, documentation and other information in existence as of the Closing Date related to any Tax or Tax item of the Company or any of the Transferred Subsidiaries, including all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information related to such Tax Returns and Tax claims, including accompanying schedules, related work papers, and documents related to rulings or other determinations by Governmental Authorities. Notwithstanding anything to the contrary contained in this Agreement, Securityholders shall be entitled to retain copies of all federal Tax Returns of the Company prepared on IRS Form 1120 and any comparable state Tax Returns related to the income or operations of the Company or any of the Transferred Subsidiaries and information, records and documents relating to the Taxes reflected on such Tax Returns and the preparation of such Tax Returns. Upon written request by any Securityholder, Parent shall cause the Surviving Corporation to provide such Securityholder with a copy of the federal Tax Return of the Company prepared on IRS Form 1120 for the period ending on the Closing Date.
(c)    For purposes of this Agreement, including determination of any Tax item attributable to a taxable year or period (or portion thereof) after the Closing Date, Parent and the Company agree to treat (and cause the Company and the Transferred Subsidiaries to treat) any gain, income, deductions, losses, or other items (including, but not limited to, deductions with respect to statutory loss reserves, severance payments and any other compensatory payments) realized or accrued by the Company or any of the Transferred Subsidiaries resulting from any transactions on the Closing Date following the Closing as occurring on the day after the Closing Date and, if applicable, to utilize (and cause the Company and its Subsidiaries to utilize) the “next day” rule in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or foreign law) for purposes of reporting such items on Tax Returns.
Section 5.14    Post-Closing Reorganization.
(a)    Parent acknowledges that certain Securityholders are (or are Affiliated with parties who are) beneficiaries of, or holders of transferable custodial receipts as to which, a Secondary Market Insurance Contract has been issued by one of the Insurance Subsidiaries (such Securityholders, collectively, “Securityholder Beneficiaries” and each, a “Securityholder Beneficiary”), and that they will derive certain benefit from the consummation of the Post-Closing Reorganization. Accordingly, Parent hereby agrees, following the Effective Time, (a) to use its commercially reasonable efforts to consummate the Post-Closing Reorganization within three Business Days of the Effective Time and (b) to provide all Securityholder Beneficiaries with written notice of such consummation within 10 days following such consummation (to the address and contact person provided by the Company to Parent not less than three Business Days prior to the Effective Time); provided that using commercially reasonable efforts pursuant to this Section 5.14(a) shall not require Parent to accept or agree to any Burdensome Condition or to use any efforts beyond those stated in Section 5.06(a) and Section 5.07(b) with respect to the matters described therein.
(b)    In the event Parent is unable to consummate the Post-Closing Reorganization within such three Business Day period, Parent agrees, to the extent permissible under applicable

Law and subject to receipt of the regulatory approvals specified in Section 4.03(b)(ii) of the Parent Disclosure Schedule, to use its commercially reasonable efforts to issue to each Securityholder Beneficiary that requests such, a “second-to-pay” financial guaranty insurance policy on terms that are customary for similar policies previously issued by Parent pursuant to which Parent would make payment to such Securityholder Beneficiary or to an applicable custodian or insurance trustee, as reasonably determined by Parent, in the event that both (i) the Insurance Subsidiary that issued the relevant Secondary Market Insurance Contract fails to pay all amounts due under such Secondary Market Insurance Contract in accordance with its terms and (ii) if applicable, CIFG NA fails to pay all amounts due under any “second-to-pay” insurance policy it has issued in respect of such Secondary Market Insurance Contract in accordance with its terms, in each case, subject to and in accordance with the terms of such Secondary Market Insurance Contract or CIFG NA “second-to-pay” insurance policy; provided that using commercially reasonable efforts pursuant to this Section 5.14(b) shall not require Parent to qualify to transact business or obtain a license in any jurisdiction where it is not presently qualified or licensed, register as a major swap participant, major security-based swap participant, swap dealer, or security-based swap dealer, or otherwise become subject to any scheme of regulation to which it is not already subject.
(c)    In the event of a failure of Parent to use commercially reasonable efforts as provided in Section 5.14(a) or (b), such Securityholder Beneficiaries shall have the right to seek specific performance pursuant to Section 8.08 to cause Parent to comply with such covenants in Section 5.14(a) or (b) but in no event shall any Securityholder Beneficiary nor any of its Affiliates, or any other Person, be entitled to, or make any claim for, any damages resulting from Parent’s failure to comply with Section 5.14(a) or (b).
ARTICLE VI
CONDITIONS TO THE MERGER
Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the conditions set forth below.
(a)    Stockholder Approval. The Company shall have obtained the Written Consent.
(b)    Amendment. The Amendment shall have been filed with and accepted by the Secretary of State of the State of Delaware.
(c)    Other Approvals. All Company Required Approvals and all Parent Required Approvals shall have been obtained or made and shall be in full force and effect, and all waiting periods required under applicable Law with respect thereto shall have expired or been terminated, in each case without the imposition of a Burdensome Condition with respect to the party seeking to invoke the condition set forth in this Section 6.01(c).
(d)    No Injunctions or Restraints. No Governmental Order issued by any Governmental Authority of competent jurisdiction or other Law enjoining, restraining or otherwise prohibiting the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 5.06(a) and Section 5.07(b), each of Parent and the Company shall have used its applicable efforts to prevent the entry of any such Governmental Order and to appeal as promptly as possible any such Governmental Order that may be entered.
Section 6.02    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the conditions set forth below.
(a)    Representations and Warranties. The representations and warranties of the Company contained in this Agreement, in each case as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct on and as of the date of this Agreement and as at the Effective Time as though made at the Effective Time (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the Company; provided that notwithstanding the foregoing, each of the representations and warranties of the Company set forth in Sections 3.01, 3.02, 3.03, subclause (y) of the first sentence of Section 3.19 and Section 3.23 shall be true and correct in all respects on and as of the date of this Agreement and as at the Effective Time as though made at the Effective Time.
(b)    Performance of Obligations of the Company. The Company shall have complied with and performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)    Closing Certificate. The Company shall have delivered to Parent a certificate dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.
(d)    Secretary’s Certificate. Each of the Company and the Transferred Subsidiaries shall have delivered to Parent a certificate of the secretary or other duly authorized officer of the Company and each Transferred Subsidiary, as applicable, dated as of the Closing Date and certifying:
(i)    that attached thereto is a true and complete copy of the certificate of incorporation or other formation document of such entity, including all amendments thereto as in effect on the Closing Date, and such certificate of incorporation or other formation document, as applicable, has not been amended, modified or restated since the date of the last amendment thereto disclosed pursuant to this subsection (i);
(ii)    that attached thereto is a true and complete copy of the by-laws or operating agreement of such entity as in effect on the Closing Date and at all times since a date prior to the resolutions described in subsection (v) below, and such by-laws or operating agreement have not been amended, modified or restated since the date of the last amendment thereto disclosed pursuant to this subsection (ii);

(iii)    that attached thereto is a true and complete copy of the Shareholder Agreement as in effect on the Closing Date and at all times since a date prior to the resolutions described in subsection (v) below, and such Shareholder Agreement has not been amended, modified or restated since the date of the last amendment thereto disclosed pursuant to this subsection (iii);
(iv)    that attached thereto is a certificate as to the good standing of such entity as of a recent date from (x) the Secretary of State (or similar official) of the jurisdiction of organization of such entity and (y) with respect to the Insurance Subsidiaries, the Domiciliary Regulator of such entity;
(v)    that attached thereto is a true and complete copy of the resolutions (or equivalent authorizing actions) duly authorized by the board of directors (or equivalent governing body) of such entity authorizing the execution, delivery and performance of this Agreement; and
(vi)    as to the incumbency and specimen signature of each officer or other duly authorized Person executing this Agreement and any other document delivered in connection herewith on behalf of such entity.
(e)    No Material Adverse Effect. Since the date hereof, there shall not have occurred any effect, event, condition or change that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(f)    FIRPTA Compliance. At the Closing, the Company shall deliver to Parent a copy of a statement conforming with the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations and in form reasonably satisfactory to Parent, certifying that the Company Common Shares do not constitute “United States real property interests” under Section 897(c) of the Code. In addition, simultaneously with delivery of such statement, the Company shall provide to Parent, as agent for the Company, a form of notice to the IRS conforming with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with (i) written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company following the Closing Date or (ii) evidence satisfactory to Parent that such notice has been delivered to the Internal Revenue Service.

Section 6.03    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the conditions set forth below.
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement, in each case as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” shall be true and correct on and as of the date of this Agreement and as at the Effective Time as though made at the Effective Time (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby; provided that notwithstanding the foregoing, each of the representations and warranties of the Parent and Merger

Sub set forth in Sections 4.01, 4.02, 4.05 and 4.06 shall be true and correct in all respects on and as of the date of this Agreement and as at the Effective Time as though made at the Effective Time.
(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with and performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Effective Time.
(c)    Closing Certificate. Parent shall have delivered to the Company a certificate dated as of the Closing Date, signed by a duly authorized officer of Parent, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied,
(d)    Secretary’s Certificate. Each of Parent and Merger Sub shall have delivered to the Company a certificate of the secretary or other duly authorized officer of Parent or Merger Sub, as applicable, dated as of the Closing Date and certifying:
(i)    that attached thereto is a true and complete copy of the certificate of incorporation or other formation document of such entity, including all amendments thereto as in effect on the Closing Date, and such certificate of incorporation or other formation document, as applicable, has not been amended, modified or restated since the date of the last amendment thereto disclosed pursuant to this subsection (i);
(ii)    that attached thereto is a true and complete copy of the by-laws of such entity as in effect on the Closing Date and at all times since a date prior to the resolutions described in subsection (iv) below, and such by-laws have not been amended, modified or restated since the date of the last amendment thereto disclosed pursuant to this subsection (ii);
(iii)    that attached thereto is a certificate as to the good standing of such entity as of a recent date from the Secretary of State (or similar official) of the jurisdiction of organization of such entity;
(iv)    that attached thereto is a true and complete copy of the resolutions (or equivalent authorizing actions) duly authorized by the board of directors (or equivalent governing body) of such entity authorizing the execution, delivery and performance of this Agreement; and
(v)    as to the incumbency and specimen signature of each officer or other duly authorized Person executing this Agreement and any other document delivered in connection herewith on behalf of such entity.
ARTICLE VII
TERMINATION
Section 7.01    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Written Consent:
(a)    by mutual written consent of Parent, Merger Sub and the Company;
(b)    by either Parent or the Company:

(i)    if the Merger is not consummated on or before October 12, 2016 (the “Outside Date”), unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that if on such date any of the conditions precedent to the Closing set forth in Section 6.01(c) or Section 6.01(d) have not been satisfied but all other conditions precedent to the Closing have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on such date), then any party, by notice to the other parties, may extend the Outside Date by up to forty-five (45) days; or
(ii)    if any condition to the obligation of such party to consummate the Merger set forth in Section 6.01 (in the case of Parent or the Company), Section 6.02 (in the case of Parent) or Section 6.03 (in the case of the Company) becomes incapable of satisfaction prior to the Outside Date; provided, however, that such termination shall not be available to any party whose failure to comply with or perform in any material respect any representation, warranty or covenant contained in this Agreement has been the primary cause of such incapability to satisfy such condition;
(iii)     if the Company shall not have provided Parent reasonably satisfactory evidence of receipt of the Written Consent prior to the close of business within 24 hours of execution and delivery of this Agreement.
(c)    by either Parent or the Company, if any Law or final, non-appealable Governmental Order shall have been enacted, issued, enforced or deemed applicable to the transactions contemplated by this Agreement (including the Merger) that has the effect of making the Merger or the transactions contemplated by this Agreement illegal;
(d)    by Parent, if the Company materially breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02, and (ii) cannot be cured prior to the Outside Date (provided, that Parent is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement); or
(e)    by the Company, if Parent or Merger Sub materially breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03, and (ii) cannot be cured prior to the Outside Date (provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement in this Agreement); or
(f)    by the Company, if (A) Parent and Merger Sub fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.02, (B) the Company has confirmed in writing to Parent that it is prepared to consummate the Closing, and (C) the Company has and continues to be ready, willing and able to consummate the Merger.

Section 7.02    Effect of Termination.
(a)    If this Agreement is terminated for any reason, the provisions of Section 5.03(a) (Access to Information; Confidentiality), Section 5.09 (Public Announcements), Section 5.10 (Fees and Expenses), Article VIII (General Provisions) and this Section 7.02 shall remain in full force and effect.
(b)    If this Agreement is terminated as provided in Section 7.01(a), this Agreement shall forthwith become void and of no further force or effect (except as stated in Section 7.02(a) above) and there shall be no liability or obligation under this Agreement on the part of any party to this Agreement or their respective Representatives.
(c)    If this Agreement is terminated as provided in subsections (b), (c), (d), (e) or (f) of Section 7.01, this Agreement shall forthwith become void and of no further force or effect (except as stated in Section 7.02(a) above); provided that no party will be relieved or released of any liability or damages arising out of any failure to comply with or breach of this Agreement or fraud related to the transactions contemplated by this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.01    Non-Survival of Representations, Warranties and Agreements. Except for Sections 5.04 (Directors’ and Officers’ Indemnification and Insurance), 5.09 (Public Announcements), 5.11 (Employees and Benefits) and this Article VIII, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered under this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.
Section 8.02    Amendment. This Agreement may be amended, before or after the adoption of this Agreement by the stockholders of the Company and Merger Sub only by an instrument making specific reference to this Agreement in writing signed on behalf of each of the parties; provided that, any amendment adopted after the adoption of this Agreement by the stockholders of the Company or Merger Sub shall not (1) alter or change the Per Share Amount of cash to be received by Securityholders, (2) alter or change any term of the certificate of incorporation of the Surviving Corporation as provided in Exhibit B or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the Securityholders.
Section 8.03    Waiver. At any time prior to the Effective Time, any party to this Agreement may (a) extend the time for the performance of any obligation or other act of any other party to this Agreement, (b) waive any inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound by such extension or waiver. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.04    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), sent by electronic transmission (including by fax) (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.04):
if to Parent or Merger Sub:
Assured Guaranty Corp.
31 West 52nd Street
New York, New York 10019
Fax No.: (212) 581-3268
Attention: General Counsel
E-mail: jmichener@assuredguaranty.com
with a copy (which shall not constitute notice) to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Fax No: (312) 706 8106
Attention: Edward S. Best
Email: ebest@mayerbrown.com
if to the Company:
CIFG Holding Inc.
850 Third Avenue, 10th Floor
New York, NY 10022
Fax No: (212) 909-3959
Attention: Michael S. Knopf
Email: m.knopf@cifg.com
with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Fax: (212) 872-1002
Attention: Kerry E. Berchem
Email: kberchem@akingump.com

Section 8.05    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 8.06    Entire Agreement; Third-Party Beneficiaries. This Agreement (including all Schedules and Exhibits attached hereto) together with the Confidentiality Agreement and the Paying Agent Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated by this Agreement and (b) are not intended to confer upon any Person other than the parties any rights or remedies; provided that Section 5.04 with respect to the Indemnified Persons described therein, Section 5.14 with respect to the Securityholder Beneficiaries described therein, Section 8.11 with respect to the counsel named therein, and Section 8.12 with respect to Company Releasees and Securityholder Releasees, each of such third parties referenced therein shall be express third party beneficiaries hereunder entitled to enforce each such provision as if they were party hereto. Notwithstanding subclause (b) in the foregoing sentence, (i) following the Effective Time, the provisions of Article II and Section 5.13(b) shall also be enforceable by Securityholders as express third party beneficiaries hereunder who are entitled to enforce each such provision as if they were party hereto.
Section 8.07    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise (other than following the Closing by operation of law pursuant to a merger) by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 8.08    Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement, in addition to any other remedy at law or in equity. Such equitable relief shall be in addition to any other remedy to which the parties hereto are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each party hereby waives any requirements for the securing or posting of any bond with such equitable remedy.
Section 8.09    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware. The parties to this Agreement hereby (a) irrevocably submit to the exclusive jurisdiction of the above-named court, for the purpose of any Action arising in whole or in part out of, relating to, based upon or in connection with this Agreement or the subject matter hereof brought by any party to this Agreement, (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named court, and (c) agrees not to commence any such action other than before one of the above-named court nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any Action to any court other than the above-named court whether on the grounds of inconvenient forum or otherwise.
Section 8.10    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties to this Agreement (a) certifies that no Representative or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties to this Agreement have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.10.
Section 8.11    Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Akin Gump Strauss Hauer & Feld LLP may serve as counsel to each and any former or current holder of Company Shares (other than CIFG NA) or to any of their respective affiliates, officers, directors or employees (collectively, with each such holder of Company Shares, the “Securityholder Group”), on the one hand, and the Company and the Transferred Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and that, following Closing, Akin Gump Strauss Hauer & Feld LLP may serve as counsel to any member of the Securityholder Group or any director, member, partner, officer, employee or affiliate of the Securityholder Group, in each case in their capacity as such, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement and each of the parties to this Agreement consents to such representation and waives any conflict of interest arising from such representation, and each of such parties shall cause any Affiliate to consent to waive any conflict of interest arising from such representation. In connection with any dispute that may arise between the Securityholder Group and Parent or the Surviving Corporation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, the individual members of the Securityholder Group involved in such dispute (and not Parent or the Surviving Corporation) will have the right to decide whether or not to waive any attorney client privilege that may apply to any communications between the Company and Akin

Gump Strauss Hauer & Feld LLP that occurred before the Closing; provided, that any such waived information may only be used in connection with such dispute.
Section 8.12    Releases.
(a)    No Securityholder Releasee shall have any personal liability or personal obligation to any Securityholder or its Affiliates of any nature whatsoever in connection with or under this Agreement; provided, however, that the foregoing shall not apply to the obligations of Parent to pay to the Paying Agent the Consideration pursuant to the terms hereof or any other express obligations of Parent pursuant to this Agreement. No Company Releasee shall have any personal liability or personal obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement. Effective upon the Effective Time, each of Parent, the Company and the Surviving Corporation, on behalf of itself and its respective Affiliates, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges each Company Releasee from any and all past, present and future actions, claims, causes of action, debts, obligations, liabilities, damages or losses of any kind, character, description or nature whatsoever, known or unknown to any of Parent, the Company and the Surviving Corporation, suspected or unsuspected, reported or unreported, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, whether grounded in law or equity or sounding in tort or contract or otherwise, which any of Parent, the Company and the Surviving Corporation, or their respective Affiliates, successors and assigns, now has, owns or holds or claims to have, own or hold, or at any time heretofore had, owned or held or claimed to have had, owned or held, or may hereafter have, own or hold or claim to have, own or hold, arising directly or indirectly out of, based upon, or in any way related to or in connection with any conduct prior to the Effective Time of such Company Releasee in connection with the Company’s businesses or transactions; provided, however, that the provisions of this Section 8.12 shall not discharge (a) any rights or obligations of a Company Releasee under any Affiliated Agreements (whether or not listed in Section 3.07(a) of the Company Disclosure Schedule) or any other Contracts with any Company Releasee or (b) any rights of any Indemnified Person under any organizational documents of, or Contracts with, the Company or any of the Transferred Subsidiaries relating to indemnification or advancement of expenses or any rights as third party beneficiary under this Agreement. Notwithstanding anything to the contrary in this Section 8.12(a), the releases granted by Parent, Merger Sub, the Company and the Surviving Corporation to any Company Releasee hereunder shall be conditioned on, and only be effective following, the Company’s receipt of a release granted by the Securityholder (relating to such Company Releasee) as contemplated by Section 8.12(b).
(b)    Effective upon the Effective Time, each Securityholder, on behalf of itself and its respective Affiliates, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges each Securityholder Releasee from any and all past, present and future actions, claims, causes of action, debts, obligations, liabilities, damages or losses of any kind, character, description or nature whatsoever, known or unknown to any Securityholder or its Affiliates, suspected or unsuspected, reported or unreported, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, whether grounded in law or equity or sounding in tort or contract or otherwise, which any Securityholder, or its Affiliates, successors and assigns, now has, owns or holds or claims to have, own or hold, or at any time heretofore had, owned or held or claimed to have had, owned or held, or may hereafter have, own or hold or claim to have, own or hold, arising directly or indirectly out of, based upon, or in any way related to or in connection with any conduct prior to the Effective Time of such Securityholder Releasee in connection with the ownership of the Company or the Company’s businesses or transactions; provided, however, that the provisions of this Section 8.12 shall not discharge (a) any rights or obligations of a Securityholder Releasee under any Affiliated Agreements or any other Contracts with any Securityholder Releasee or (b) any rights of the Securityholders under this Agreement or the Paying Agent Agreement. The parties hereto agree that the releases described in this Section 8.12(b) shall be effected by including in each Letter of Transmittal delivered by a Securityholder to the Company, such Securityholder’s acknowledgement of and agreement with the release set forth in this Section 8.12(b), and the parties hereto agree to cause each Letter of Transmittal to include language to that effect.
Section 8.13    Parent and Merger Sub Acknowledgement.
(a)    Parent is knowledgeable about the business engaged in by the Company and the Transferred Subsidiaries and about the usual and customary practices of companies engaged in businesses similar to such business. Parent and Merger Sub acknowledge and agree that the representations and warranties set forth in Article III constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the transactions contemplated by this Agreement, and there are no other representations, warranties, covenants, understandings or agreements between the parties, oral or written, except as expressly set forth in this Agreement. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub disclaim reliance on any representations or warranties, either express or implied, by or on behalf of the Company or any of the Transferred Subsidiaries or their affiliates or representatives. Parent and Merger Sub acknowledge and agree that, except as otherwise set forth in this Agreement, none of the Company, officers of the Company, directors of the Company or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company and the Transferred Subsidiaries furnished or made available to Merger Sub and its Representatives, including any pro forma financial information, financial projections, other forward-looking statements or any other material made available to Parent or Merger Sub in any “data rooms,” management presentations or in any other form in expectation of the transactions contemplated by this Agreement.
(b)    Except as otherwise set forth in this Agreement, Parent and Merger Sub acknowledge and agree that the Company makes no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the Company’s and the Transferred Subsidiaries’ businesses, whether or not conducted in a manner similar to the manner in which such businesses were conducted prior to the Closing, that the reserves held by or on behalf of the Company or any of the Transferred Subsidiaries or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established, that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible or whether such reserves were calculated, established or determined in accordance with any actuarial, statutory or other standard, or concerning any financial statement “line item” or asset, liability or equity amount that would be affected by any of the foregoing.

Section 8.14    General Interpretation.
(a)    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(b)    Unless otherwise indicated, all references in this Agreement to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
(c)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used in this Agreement, shall be deemed in each case to be followed by the words “without limitation.”
(d)    When reference is made in this Agreement to a Person, such reference shall be deemed to include all direct and indirect subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(e)    The parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 8.15    Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASSURED GUARANTY CORP.

By /s/ Dominic J. Frederico________ Name: Dominic J. Frederico Title: President and Chief Executive Officer

CULTIVATE MERGER SUB, INC.

By /s/ Robert A. Bailenson__________ Name: Robert A. Bailenson Title: President

[Signature Page to Agreement and Plan of Merger]

CIFG HOLDING INC.

By /s/ Eugene Davis_____________ Name: Eugene Davis Title: Chairman of the Board of Directors